Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

ISLE OF CAPRI CASINOS, INC.,

ISLE OF CAPRI MARQUETTE, INC.,

and

CQ HOLDING COMPANY, INC.

Dated October 13, 2016

i

4.22	Certain Payments	36
4.23	Payment Card Data	36
4.24	Disclaimer of Other Representations or Warranties	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		37

5.1	Organization, Good Standing, Qualification and Power	37
5.2	Authority; Execution and Delivery; Enforceability	37
5.3	No Conflicts; Consent	38
5.4	Proceedings	38
5.5	Brokers	39
5.6	Investment Intent	39
5.7	Financial Ability to Purchase	39
5.8	Investigation	39
5.9	Licensability of Licensing Affiliates; Required Licensees	40
5.10	Compliance with Gaming Laws	40
5.11	Gaming Laws	41
5.12	Disclaimer of Other Representations or Warranties	41

ARTICLE VI COVENANTS AND AGREEMENTS		41

6.1	Conduct of Business	41
6.2	Access to Information and the Property	45
6.3	Confidentiality	46
6.4	Efforts to Consummate Generally	47
6.5	Regulatory Matters and Cooperation	48
6.6	No Solicitation of Acquisition Proposals	50
6.7	Expenses; Transfer Taxes	51
6.8	Publicity	52
6.9	Disclosure Schedules	52
6.10	Employee Matters	53
6.11	Termination of Affiliate Contracts	56
6.12	Reservations; Chips	56
6.13	Website Links	57
6.14	Risk of Loss Relating to Company Property and Real Property	57
6.15	Release of Guarantees	59
6.16	Director and Officer Liability and Indemnification	60
6.17	Pre-Closing Claims	60
6.18	Slot Club	61
6.19	Use of Players List	61
6.20	No Control	61
6.21	Insurance	61
6.22	Financing	62
6.23	Cooperation with Financing	63

ARTICLE VII CONDITIONS PRECEDENT		63

7.1	Conditions to Each Party’s Obligations	63
7.2	Conditions to Obligations of Buyer	63

7.3	Conditions to the Obligations of Seller	64
7.4	Frustration of Closing Conditions	65
7.5	Waiver of Conditions	65
7.6	Concurrent Delivery	66

ARTICLE VIII TERMINATION		66

8.1	Termination of Agreement	66
8.2	Effect of Termination	67
8.3	Application of the Deposit	68

ARTICLE IX SURVIVAL; INDEMNIFICATION		69

9.1	Survival of Representations, Warranties, Covenants and Agreements	69
9.2	Indemnification	69
9.3	Interpretation	70
9.4	Procedure for Claims between Parties	71
9.5	Defense of Third Party Claims	71
9.6	Limitations on Indemnity	72
9.7	Payment of Damages	74
9.8	Treatment of Indemnification Payments	74
9.9	Exclusive Remedy	75

ARTICLE X TAX MATTERS		75

10.1	Tax Returns	75
10.2	Tax Indemnification Procedures; Contest Provisions	76
10.3	Tax Refunds	77
10.4	Tax Records	77
10.5	Tax Benefits	77
10.6	Tax Election	78

ARTICLE XI PROPERTY		78

11.1	As Is, Where Is	78

ARTICLE XII GENERAL PROVISIONS		79

12.1	Assignment	79
12.2	No Third Party Beneficiaries	79
12.3	Notices	79
12.4	Headings	80
12.5	Counterparts	80
12.6	Entire Agreement	80
12.7	Amendments; Extensions and Waivers	80
12.8	Severability	80
12.9	Governing Law	81
12.10	Consent to Jurisdiction	81
12.11	Waiver of Jury Trial	81
12.12	Mutual Drafting	82

12.13	Other Properties	82
12.14	Time of Essence	82
12.15	Specific Performance	82
12.16	Attorneys’ Fees	82
12.17	Conflicts and Privilege	82
12.18	Financing Sources.	83

LIST OF SCHEDULES AND EXHIBITS

Schedules

A	Stay Bonuses
1.1(a)	Closing Gaming Approvals
1.1(b)	Company Leases
1.1(c)	Excluded Software
1.1(d)	Knowledge of Buyer
1.1(e)	Knowledge of Seller
1.1(f)	Pre-Closing Claims
1.1(g)	Working Capital
3.6(a)(ix)	Players List
4.1	Jurisdictions
4.3(a)	Conflicts
4.3(b)	Governmental Approvals
4.4(a)	Capitalization
4.4(b)	Options
4.5(a)	Financial Statements
4.5(b)	Exceptions to Financial Statements
4.5(c)	Undisclosed Liabilities
4.7(a)	Owned Property — Ownership and Use
4.7(b)	Realty Use Rights Agreements
4.7(d)	Real Property Permits
4.7(g)	Capital Repair and Improvement Projects
4.7(h)	Real Estate Taxes
4.8(a)	Intellectual Property
4.8(c)	Intellectual Property Proceedings
4.9	Material Contracts
4.11	Taxes
4.12	Proceedings
4.13(a)	Employee Benefit Plans
4.13(c)	Multiemployer Plans
4.13(h)	Employment Arrangement Triggers
4.14(a)	Employee and Labor Matters
4.15	Absence of Changes
4.17	Environmental Matters
4.18(a)	Potential Conflicts of Interest
4.18(b)	Affiliate Contracts — Between the Company and Seller
4.19(a)	Insurance
4.20	Brokers
5.3(b)	Buyer Consents
5.5	Buyer Brokers
5.9(a)	Buyer Licensed Parties
5.9(c)	Buyer Required Licensees
6.1(a)	Conduct of Business
6.5(c)	Buyer Protected Properties

v

6.10(b)	Offered Employees
6.10(f)(iii)	Severance Plan
6.15(a)(i)	Guarantees
6.15(a)(ii)	Surety Bonds
6.15(b)(i)	Company Guarantees
6.15(b)(ii)	Company Surety Bonds
7.2(d)(ii)	Liens
7.3(d)	Seller Closing Consents

Exhibits

A	Pro-forma Title Insurance Policies
B	Form of Transition Services Agreement
C	Form of Transitional Intellectual Property License
D	Form of Estoppel Certificate
E	Form of Quitclaim Deed

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 13, 2016 by and among CQ Holding Company, Inc., a Delaware corporation (“Buyer”), Isle of Capri Casinos, Inc., a Delaware corporation (“Seller”), and Isle of Capri Marquette, Inc., an Iowa corporation (the “Company”).  Buyer, Seller and the Company are sometimes referred to herein as the “Parties” and each, a “Party.”

RECITALS:

A.                                    The Company owns and operates a riverboat casino facility, barge and other amenities located in Marquette, Iowa, and is the owner and/or the lessee of the parcel(s) of real property used by such facility.

B.                                    Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Equity Interests”).

C.                                    At the Closing, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Equity Interests, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINED TERMS; RULES OF CONSTRUCTION

1.1                               Defined Terms.  Capitalized terms used herein but not defined have the respective meanings given to such terms below:

“Accounting Firm” has the meaning set forth in Section 3.5(e).

“Accounting Policies” has the meaning set forth in Section 3.5(b).

“Acquired Gaming Tax Credit Amount” has the meaning set forth in Section 3.3.

“Acquired Gaming Tax Credits” means the pre-paid gaming tax credits of the Company relating to any pre-paid regulatory fees made to any Gaming Authority or to DCI existing as of Closing.

“Acquisition Proposal” means a proposal or offer from any Person (other than from Buyer or its Affiliates), whether by purchase, merger, consolidation, or otherwise, to (i) acquire the Company, its material assets or any material portion of the Company Property, or (ii) acquire, in whole or in part, the Equity Interests or any other equity interests of the Company.

“Actual Working Capital” has the meaning set forth in Section 3.5(h).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first

Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.18(b).

“Agreement” has the meaning set forth in the Preamble.

“Annual Bonus Arrangement” has the meaning set forth in Section 6.10(f)(i).

“Assigned Permits” means, to the extent assignable and transferrable, all rights, claims, benefits and remedies with respect to any license, permit, registration, government approval and governmental authorization associated solely with the Real Property (other than Gaming Approvals or Gaming Licenses).

“Assigned Rights” means, to the extent assignable and transferrable, the Assigned Permits and the Realty Use Rights.

“Balance Sheets” has the meaning set forth in Section 4.5(a)(i).

“Benefit Plan” means every material “employee benefit plan” (as defined in Section 3(3) of ERISA), material “specified fringe benefit plan” (as defined in Section 6039D of the Code), and other material benefit arrangement, including each separation pay, severance, employee assistance, termination, out placement, salary continuation, supplemental unemployment, layoff, bonus, incentive, stock option, stock appreciation right, stock bonus, stock purchase, restricted stock, employee stock ownership, stock or equity based compensation, change of control, “parachute,” retention, savings, retirement, pension, profit sharing, deferred compensation, health, medical, hospitalization, prescription, vision, dental, life insurance, death benefit, disability, accident, group insurance, flexible spending account, cafeteria, dependent care, reimbursement, elective deferral, vacation, holiday, leave, paid time off, education, fringe benefit, welfare, employment, collective bargaining, employee leasing, employee loan, non-competition, consulting, indemnification, compensation and/or benefit plan, contract, program, fund, policy, practice, arrangement and understanding, whether or not written or subject to any provisions of ERISA, for any current or former employee, consultant, director, independent contractor or other service provider and/or their respective dependents and beneficiaries.

“Benefit Related Agreement” means any insurance annuity, funding, administration, recordkeeping, advisory, management or service agreement or contract which is ancillary to any Company Benefit Plan and under or with respect to which the Company may have any liability.

“Business” means the riverboat casino business operated by the Company in Marquette, Iowa.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions within the States of New York, Iowa or Missouri are not required to be open.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Insureds” has the meaning set forth in Section 6.21(a).

“Buyer Licensed Parties” has the meaning set forth in Section 5.9(a).

“Buyer Required Licensees” has the meaning set forth in Section 5.9(c).

“Cap” has the meaning set forth in Section 9.6(a)(ii)(y).

“Cash” means all cash, cash equivalents and liquid instruments of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Gaming Approvals” means any and all Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Transactions, including the approvals set forth on Schedule 1.1(a).

“Closing Payment” has the meaning set forth in Section 3.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Company Benefit Plan” means a Benefit Plan (i) adopted, sponsored, contributed to (or required to be contributed to) or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is a party, and benefitting, designed to benefit or otherwise relating to any current or former employee, consultant, director, independent contractor or other service provider of the Company and/or their respective dependents and beneficiaries, or (ii) with respect to which the Company has or would reasonably be expected to have any liability.

“Company Guarantees” has the meaning set forth in Section 6.15(b)(i).

“Company Leases” means those real property leases listed on Schedule 1.1(b).

“Company Property” means, collectively, the riverboat casino, barge and other amenities operated by the Company in Marquette, Iowa, including the Real Property and the Vessel.

“Company Surety Bonds” has the meaning set forth in Section 6.15(b)(ii).

“Company” has the meaning set forth in the Preamble.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Consolidated Returns” means all consolidated, combined, unitary or similar Tax Returns which include Seller or any of its Affiliates.

“Consultation Period” has the meaning set forth in Section 6.10(b).

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Contract” means any contract, agreement, loan or credit agreement, note, bond, guaranty, mortgage, indenture, instrument, lease, sublease, purchase order or other contract agreement, commitment or license, whether written or oral, to which the Company is a party or by which the Company or any of its assets or property are bound.

“Corrective Disclosure” has the meaning set forth in Section 6.9(b)(i).

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Seller’s and its Subsidiaries’ casino and/or hotel properties collected or maintained by or on behalf of Seller with respect to its or its Subsidiaries’ casino and/or hotel properties; provided, however, that it is understood that Seller has and will continue to purge customer information and records (including with respect to the Company Property and the Business located thereon) from time to time in the ordinary course of business consistent with its past practices.

“Customer Deposits” has the meaning set forth in Section 3.7(c).

“Damages” has the meaning set forth in Section 9.2(a).

“Data Room” means the virtual work room established by Seller and hosted by Merrill Datasite® under the name “Marquette.”

“DCI” means the Iowa Division of Criminal Investigation.

“Debt Commitment Letters” means those certain debt commitment letters, dated on or about the date hereof, among (i) Citizens Bank, N.A., as administrative agent, Citizens Bank, N.A., as lead arranger, and Buyer, as may be amended, supplemented or replaced in compliance with this Agreement, and (ii) Gaming and Leisure Properties, Inc. and Buyer, as may be amended, supplemented or replaced in compliance with this Agreement, pursuant to which, in each case, the financial institutions party thereto have agreed, on the terms and subject to the conditions precedent set forth therein, to provide or arrange to be provided the debt financing set forth therein for the purposes of financing, among other things set forth therein, the Transactions.

“Debt Financing” has the meaning set forth in Section 5.7.

“Deposit” has the meaning set forth in Section 3.2.

“Derived Financial Statements” has the meaning set forth in Section 4.5(a)(i).

“Dispute Resolution Procedure” has the meaning set forth in Section 3.5(e).

“Effective Time” means 12:01 a.m., local time in St. Louis, Missouri, on the Closing Date.

“Eminent Domain Notice” has the meaning set forth in Section 6.14(c).

“Environmental Law” means any Laws enacted and in effect as of the date hereof relating to pollution or protection of the environment, or to Hazardous Substances, including the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. Section 9601 et seq.), the Emergency Planning and Community Right Resource Conservation and Recovery Act, the Hazardous and Solid Waste Control Act, the Safe Drinking Water Act, the Superfund Amendments and Preauthorization Act of 1986, and any similar or analogous statutes, regulations and decisional law of any governmental authority, as each of the foregoing exist on the date hereof and on the Closing Date.

“Environmental Tests” has the meaning set forth in Section 9.6(c)(i)(A).

“Equity Interests” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company under Section 414 of the Code or Section 4001(b) of ERISA.

“Estimated Closing Statement” has the meaning set forth in Section 3.3.

“Estimated Working Capital” has the meaning set forth in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Software” means any computer software used by Seller or any of its Affiliates (including the Company) in the operation of their respective businesses, including any proprietary casino management computer software developed by Seller or any of its Affiliates (including the Company), which Excluded Software is described on Schedule 1.1(c).

“Final Closing Statement” has the meaning set forth in Section 3.5(f).

“Final Determination Date” has the meaning set forth in Section 3.5(f).

“Financial Statements” has the meaning set forth in Section 4.5(a)(ii).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other debt financings in connection with the Transactions (including, the Debt Commitment Letters), including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’, respective officers, directors, employees, agents and representatives and their respective successors and assigns.

“Fixtures” means all equipment, machinery, fixtures and other items of property, including all components thereof, that are owned by the Company and now located in or on the Owned Real Property and permanently affixed to or otherwise permanently incorporated into the Improvements.

“Fundamental Representations” means those representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.6(a), 4.20, 5.1, 5.2, 5.5, 5.6 and 5.8.

“GAAP” means United States generally accepted accounting principles.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of the Business by any Party or any of its Affiliates, including the ownership, operation, management and development of the Company Property.

“Gaming Authorities” means those Governmental Entities and officials responsible for, or involved in, the regulation of gaming or gaming activities in any jurisdiction, including the State of Iowa, specifically, the Iowa Racing and Gaming Commission and all other regulatory and licensing bodies with authority over gaming in the State of Iowa and its political subdivisions.

“Gaming Laws” mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of Iowa, including the Iowa gambling laws as codified in Chapter 99F (20, 2) of the Iowa Code 2015, as amended from time to time, and the regulations of the Iowa Racing and Gaming Commission promulgated thereunder, as amended from time to time.

“Gaming License” means the license sponsored by the Upper Mississippi Gaming Corporation and issued by the Iowa Racing and Gaming Commission to the Company for the operation of an excursion gambling boat that will not cruise pursuant to Iowa Code Section 99F.7, as amended, at 100 Anti-Monopoly Street, Marquette, Iowa.

“Governmental Approvals” means those consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Seller or Buyer or any of their respective Affiliates or Representatives to avoid any Proceeding by any Governmental Entity in connection with the authorization, execution and delivery of, and the performance of, this Agreement and the Related Documents and the consummation of the Transactions governed herein and therein, including (i) consent, if required, of Governmental Entities to the sale of Equity Interests to Buyer, (ii) consent, if required, of the landlords that are Governmental Entities under the Company Leases(s) to the sale of the Equity Interests to Buyer, (iii) Gaming Approvals and (iv) all necessary filings and submissions required under the Laws.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, arbitral body, administrative or regulatory agency, board or commission or other governmental authority or instrumentality, domestic or foreign.

“Guarantees” has the meaning set forth in Section 6.15(a)(i).

“Hazardous Substance” means (i) any material defined as a toxic or hazardous substance pursuant to 42 U.S.C. § 9601(14); (ii) any materials, substances or wastes that are toxic, ignitable, corrosive or reactive and that are regulated by any local governmental authority or any agency of the United States government; (iii) any other material, substance or waste that is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any Environmental Laws; (iv) asbestos; (v) petroleum and petroleum based products, including crude oil and natural gas in their various forms; (vi) formaldehyde; (vii) polychlorinated biphenyls (PCBs), and (viii) Freon and other chlorofluorocarbons.

“Improvements” means all buildings, structures, Fixtures and other real property improvements of every kind now located on the Owned Real Property, including, if applicable, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures of the Owned Real Property.

“Indebtedness” means, with respect to a Person and without duplication, the aggregate amount (including the current portions thereof) of (a) all outstanding indebtedness of such Person for borrowed money, (b) all outstanding indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) any liability in respect of interest, fees or other charges in respect of any indebtedness referred to in clauses (a) through (b) above; provided, however, that in no event shall Indebtedness be deemed to include any capital lease obligations entered into by such Person.

“Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 9.4.

“Indemnifying Party” and “Indemnifying Parties” have the meaning set forth in Section 9.4.

“Intellectual Property” means all worldwide intellectual property rights, including rights in patents, patent applications, registered and unregistered trademarks, trademark registration applications, tradenames, service marks, service mark registration applications, trade dress, logos and designs, domain names, copyrights, copyright registration applications and trade secrets.

“Intercompany Debt” means those certain intercompany loans made by Seller to the Company, in the aggregate outstanding amount of approximately $60,500,000 as of September 25, 2016, together with any unpaid interest accrued under such loans.

“IRS” means the Internal Revenue Service.

“Isle Trademarks” means the name “Isle of Capri Casino,” “Isle of Capri,” “Isle,” “Lady Luck Casino,” “Lady Luck,” “Lone Wolf,” “Otis & Henry’s,” or any other trademark, trade names, service mark or logo (regardless of whether any trademark or trade name can be removed from a logo) of Seller or its Affiliates or any word or logo that is similar in sound or appearance to such names, marks or logos.

“Knowledge of Buyer” means the actual knowledge of each of the individuals identified on Schedule 1.1(d).

“Knowledge of the Company” means the actual knowledge of each of the individuals identified on Schedule 1.1(e).

“Land” means the Owned Land and Leased Company Property.

“Latest Balance Sheet” has the meaning set forth in Section 4.5(a)(ii).

“Law” or “Laws” means all applicable federal, state, local or foreign laws, statutes, codes, ordinances, rules, regulations, ordinances, directives, judgments, orders (judicial or administrative), decrees, injunctions, writs, stipulations, awards or arbitration awards of any Governmental Entity or any similar provisions having the force or effect of law, including the Gaming Laws.

“Leased Company Property” means the real property leased to the Company pursuant to the Company Leases.

“Licensing Affiliates” means, with respect to a Person, any of its principals, Representatives or Affiliates, or any of its or their respective officers, directors, key employees or Persons performing management functions similar to an officer.

“Liens” means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale or distribution of liquor as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Governmental Entities.

“Major Loss” has the meaning set forth in Section 6.14(b).

“Material Adverse Effect” means any event, series of events, change, effect or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; provided, however, that in no event shall any of the following constitute or be deemed, taken as a whole, to contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:  (a) any event, change, effect or circumstance resulting from or relating to changes in economic or financial conditions generally (including changes in interest or exchange rates or commodities prices); (b) any event, change, effect or circumstance that affects the hospitality or gaming industry generally or any of the markets in Marquette, Iowa specifically; (c) any event, change, effect or circumstance resulting from or relating to the negotiation, execution or public announcement of this Agreement or the pendency or consummation of the Transactions (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, or employees); (d) any event, change, effect or circumstance from or relating to any national or international political or social conditions, including any act of war, sabotage or terrorism, or any escalation or worsening thereof, and including the engagement by the United States in hostilities or the escalation thereof, in each case whether or not pursuant to the declaration of a national emergency or war (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to other participants in the gaming industry); (e) hurricanes, tornados, earthquakes, or other natural disasters (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the hospitality or gaming industry); (f) any change in GAAP or any Laws (or the effects of any changes in the manner of enforcement of any Laws), including any increase in gaming Taxes or the enactment of any Law banning or restricting indoor smoking; (g) any event, change, effect or circumstance resulting from any action taken by Seller or its Affiliates as expressly permitted or required by this Agreement or with the express written consent of Buyer, or any failure by Seller to take any action as a result of the restrictions set forth in Section 6.1 of this Agreement; (h) any failure by Seller or any of its Subsidiaries to meet any revenue, earnings or other financial projection or forecast (provided that any event, change, effect or circumstance underlying any such failure may be considered in determining whether a Material Adverse Effect has occurred); (i) any event, change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Company, which is cured on or prior to the Closing Date; or (j) any adverse change in or effect on the Business that is caused by any delay in consummating the Closing as a result of or to the extent relating to (1) any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing, (2) the institution of any suit or action based on the acts or omissions of Buyer or its Affiliates challenging the validity or legality, or seeking to restrain the consummation of, the Transactions by any Governmental Entity (including Gaming Authorities) or third party, (3) the failure to satisfy the condition to Closing set forth in Section 7.2(c) based on the acts or omissions of Buyer or its Affiliates (including as a result of the request for submission of additional information or documentary material regarding the transactions contemplated by this Agreement from Buyer or its Affiliates after review of the initial notification submitted to any applicable Gaming Authorities).

“Material Contract(s)” has the meaning set forth in Section 4.9(a).

“MB” has the meaning set forth in Section 12.17.

“Minimum Amount” has the meaning set forth in Section 9.6(a)(i).

“Minimum Cash on Hand” means Cash in an amount equal to $1,600,000.

“Minor Loss” has the meaning set forth in Section 6.14(a).

“Notice” has the meaning set forth in Section 9.4.

“Notice of Disagreement” has the meaning set forth in Section 3.5(c).

“Offered Employees” has the meaning set forth in Section 6.10(b)(ii).

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including any certificate and/or articles of incorporation or organization, certificate of formation, by laws, partnership agreement and operating agreement), in each case, as amended and/or restated.

“Other Properties” means the hospitality and/or casino properties (other than the Company Property) owned or operated by Seller or its Affiliates.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Land” has the meaning set forth in Section 4.7(a).

“Owned Real Property” means (i) the Owned Land, (ii) the Improvements situated thereon, (iii) the easements benefitting the Owned Land, (iv) right and appurtenances related to the Owned Land and the Improvements, and (v) the Fixtures situated on the Owned Land.

“Parent Matter” has the meaning set forth in Section 6.6.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 4.10(a).

“Permitted Liens” means:  (a) matters disclosed on the Pro-forma Title Insurance Policy; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business (c) other than with respect to the Real Property, Liens arising under original purchase price conditional sales contracts with third parties entered into in the ordinary course of business; (d) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP; (e) Liens created or approved by Buyer or its Affiliates ; (f) zoning and subdivision ordinances and other Liens that do not materially impair the use of such property or assets for the purposes for which they are held; (g) the Company Leases or capital leases; (h) rights of tenants, as tenants only, under operating leases or capital leases (and any extensions or renewals permitted by their terms) or any and all other leases entered into in accordance with the terms of this Agreement and rights of guests or others in possession or holding reservations for future use or occupancy of any of the Company Property; (i) with respect to Intellectual Property, licenses made in the ordinary course of business; (j) easements, leases, covenants, conditions, restrictions, reservations or other rights of others in, or other imperfections of title or encumbrances, shown in the public record, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company Property or any of the Company’s assets in the conduct of the Business as currently conducted by the Company; (k) matters that are disclosed on the Title Reports, the Vessel Title Reports and the Survey; (l) mineral rights in the Owned Real Property to the extent severed from the surface rights and disclosed on the Title Reports; (m) any Liens securing any type of Indebtedness of Seller (including Intercompany Debt) or any of its Affiliates (including the

Company) to the extent, and only to the extent, such Liens will be released at or prior to Closing; and (n) in the case of any Equity Interests, Permitted Liens shall only include (i) any applicable state and federal securities laws restrictions, (ii) any applicable restrictions contained in the Organizational Documents of the Company (as they exist currently) and (iii) the matters described in clause (m) of this definition.

“Person” shall be construed in the broadest sense possible and means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Players List” means a copy of information pulled from the Customer Database, in the electronic format described on Schedule 3.6(a)(ix), containing information with respect to (i) those customers of the Company who are listed in the Customer Database as of 5:00 p.m. Central Time on the day immediately prior to the Closing Date as having gambled or wagered at the Company Property in the twelve (12) months immediately preceding the day immediately prior to the Closing Date and (ii) those customers of the Company who are listed in the Customer Database as of 5:00 p.m. Central Time on the day immediately prior to the Closing Date as having gambled or wagered exclusively at the Company Property but not at any Other Properties in the thirty-six (36) months immediately preceding the day immediately prior to the Closing Date.

“Pre-Closing Claim” means the litigation and claims listed on Schedule 1.1(f) and any other third party litigation or claims pending before any court, arbitration panel or tribunal as of the Closing Date to the extent arising out of the operations of the Company prior to the Closing and specifically excluding any litigation, claims or other Proceedings (including public hearings) (i) brought by any Governmental Entity (including any Gaming Authority) or by Buyer or any of its Affiliates or Representatives, (ii) brought by any Person against (A) Seller or its Affiliates (other than against or regarding the Company) and (B) Buyer or its Affiliates, (iii) arising out of, resulting from or relating to this Agreement or the transactions contemplated hereby or the negotiation, authorization, approval or execution hereof or thereof or (iv) arising out of or resulting from any act or omission of Buyer or any of its Affiliates or Representatives.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pro-forma Title Insurance Policies” means the pro-forma owner’s policy of title insurance attached hereto as Exhibit A.

“Proceeding” means any claim by any Person or any action, suit, litigation or proceeding before any Governmental Entity.

“Proposed Closing Statement” has the meaning set forth in Section 3.5(a).

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” means the Land, the Improvements, all leaseholds, easements, rights and appurtenances relating to the Land and Improvements, and the Fixtures.

“Realty Use Rights” means all rights arising under any of the Realty Use Rights Agreements.

“Realty Use Rights Agreements” has the meaning set forth in Section 4.7(b).

“Registered Intellectual Property” means all issued patents, pending patent applications, registered trademarks and service marks, pending applications for registration of trademarks or service marks, registered copyrights, pending applications for registration of copyrights and registered domain names, in each case owned, filed or applied for by or on behalf of the Company.

“Regulated Person” means Buyer, and any Affiliate entity of Buyer required to file an application for licensure or suitability under applicable Gaming Laws in order to obtain the Gaming Approvals, and any individual who is a member, officer or director of Buyer or any Affiliated entity of Buyer required to file an application for licensure or suitability under applicable Gaming Laws in order to obtain the Gaming Approvals.

“Related Documents” means (i) the Transition Services Agreement, (ii) the Transitional Intellectual Property License, (iii) the Confidentiality Agreement, and (iv) any certificate to be delivered by a Party to the other Party or Parties at the Closing pursuant to this Agreement.

“Released Party” and “Released Parties” have the meaning set forth in Section 6.15(a)(i).

“Representatives” means, as to any Person, its officers, members, employees, agents, and advisors (including financial advisors, lenders or other financing sources, counsel and accountants).

“Schedule” and “Schedules” each has the meaning set forth in Section 6.9(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meaning set forth in Section 9.2(b).

“Seller Insurance Policies” has the meaning set forth in Section 6.21(a).

“Seller Related Party” and “Seller Related Parties” have the meaning set forth in Section 12.18.

“Seller Schedules” means Schedules delivered by Seller pursuant to this Agreement, including any Corrective Disclosures and Supplemental Disclosures.

“Stay Bonus” or “Stay Bonuses” have the meaning set forth in Section 6.10(c).

“Straddle Period” has the meaning set forth in Section 10.1(b).

“Subject Property” has the meaning set forth in Section 6.14.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Supplemental Disclosure” has the meaning set forth in Section 6.9(b).

“Surety Bonds” has the meaning set forth in Section 6.15(a)(ii).

“Survey” means an ALTA/ACSM Land Title Survey performed by U.S. Surveyor, known as job Number 50614.DWG_BD, a copy of which has been delivered to Buyer.

“Survival Period” has the meaning set forth in Section 9.1.

“Target Working Capital” means $668,000.

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

“Tax Claim” has the meaning set forth in Section 10.2(a).

“Tax Returns” means, collectively, returns, declarations of estimated Tax, Tax reports, information returns and statements relating to any Taxes with respect to any income, assets or operations of the Company, including any schedule or attachment thereto and including any amendment thereof.

“Termination of Affiliate Contracts” has the meaning set forth in Section 6.11.

“Third Party Claim” has the meaning set forth in Section 9.5.

“Third Party Intellectual Property” means Intellectual Property owned by any Person, other than the Company.

“Threshold” has the meaning set forth in Section 9.6(a)(ii)(x).

“Title Company” means First American Title Insurance Company acting through its Chicago, Illinois national office.

“Title Reports” means the written commitment for title insurance with respect to the Land, issued by the Title Company on order no. NCS-768907-5-CHI2, having an effective date of May 9, 2016, together with a copy of the most recent vesting deed and copies of all documents of record identified in such commitment.

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations (i) have not been paid by the Company prior to the Closing and (ii) are not included as a current liability in the Working Capital as finally determined in accordance with Section 3.5) any and all (a) investment banking fees incurred by the Company in connection with the Transactions through arrangements made by Seller or the Company prior to the Closing, (b) severance payments, stay bonuses or change of control payments (in each case, subject to the provisions in Sections 6.10(b) and 6.10(c)) that are triggered by, and become payable by the Company to any of its employees directly as a result of, the consummation of the Transactions, including any payments under the Company Benefit Plans and payments under employment agreements or other Contracts (other than any portion of Stay Bonuses to be paid by Buyer under this Agreement), and (c) legal, accounting and other out of pocket expenses incurred by the Company in connection with the Transaction prior to the Closing, excluding any and all title insurance and survey costs and expenses that are to be borne by Buyer pursuant to Section 6.7(c) and any other costs and expenses for which Buyer is responsible under this Agreement.  For the avoidance of doubt, “Transaction Expenses” excludes any Transfer Taxes.

“Transactions” means the transactions contemplated by this Agreement at the Closing.

“Transfer Taxes” has the meaning set forth in Section 6.7(b).

“Transition Services Agreement” means the transition services agreement substantially in the form attached hereto as Exhibit B.

“Transitional Intellectual Property License” means the transitional intellectual property license substantially in the form attached hereto as Exhibit C.

“Vessel” means the vessel located on or near the Land having VIN# D950558 and commonly known as “Miss Marquette”.

“Vessel Title Reports” means an abstract of title and certificate of documentation with respect to the Vessel having an effective date not earlier than three (3) months prior to the date hereof issued by the U.S. Coast Guard.

“Working Capital” means (a) the current assets (including Minimum Cash on Hand, but excluding the Acquired Gaming Tax Credit Amount) of the Company set forth on Schedule 1.1(g), less (b) the current liabilities of the Company set forth on Schedule 1.1(g) (but excluding Transaction Expenses, the total amount of any Stay Bonuses, any intercompany Indebtedness (including Intercompany Debt), any costs and expenses for which Buyer is responsible under this Agreement and, except to the extent provided in Section 3.4(c), liabilities under the Company Leases and Assigned Rights), in each case as of close of business on the Closing Date and calculated pursuant to the Accounting Policies and in accordance with Section 3.4.  An example of the application of this Working Capital definition as of a hypothetical Closing Date is set forth on Schedule 1.1(g).

“Zoning Report” means the Zoning Report, dated May 25, 2016, prepared by U.S. Surveyor as Site/Job No. SS#50614-01.

1.2                               Rules of Construction.  Unless otherwise indicated, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.  Reference to any Law means such Law as amended, including the rules and regulations promulgated thereunder, in each case as in effect on the date hereof.  All references to “$” and “Dollars” shall mean United States currency unless otherwise specifically provided.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  Unless otherwise specified, any reference to “days” shall refer to calendar days.  Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case, unless the context otherwise requires.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1                               Purchase and Sale.  On the terms and subject to the conditions of this Agreement and in exchange for the consideration described below, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Buyer, the Equity Interests free and clear of any Liens (other than Permitted Liens).

2.2                               Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer Brown LLP in Chicago, Illinois or such other place as the Parties may mutually agree, no later than the third (3rd) Business Day after all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing), or such other time as the Parties may mutually agree in writing (the date on which the Closing takes place being referred to herein as the “Closing Date”).  The Closing shall be effective as of the Effective Time.

ARTICLE III
PURCHASE PRICE; ADJUSTMENTS; CLOSING DELIVERABLES

3.1                               Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the aggregate consideration to be paid by Buyer to Seller for the Equity Interests shall be an amount equal to $40,000,000 (the “Purchase Price”), subject to adjustment as provided in Sections 3.1 and 3.5 and as otherwise expressly adjusted in accordance with this Agreement.  On the terms and subject to the conditions of this Agreement, the Purchase Price shall be payable as follows:

(a)                                 Closing Payment.  At the Closing, Buyer shall pay to Seller an aggregate amount in cash, by electronic transfer of immediately available United States funds, to an account designated in writing by Seller, equal to the Closing Payment.  The “Closing Payment” means an amount equal to the following:

(i)                                     the Purchase Price, plus

(ii)                                  the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, less

(iii)                               the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, less

(iv)                              the amount of the Deposit (together with any interest earned thereon), plus

(v)                                 the Acquired Gaming Tax Credit Amount, less

(vi)                              the amount of proceeds, if any, payable to Buyer pursuant to Section 6.14(a), less

(vii)                           the amount of credit, if any, issued to Buyer pursuant to Section 6.14(b), less

(viii)                        the amount of credit, if any, issued to Buyer for condemnation or eminent domain proceeds previously paid to Seller, pursuant to Section 6.14(c).

(b)                                 Application of Deposit.  At the Closing, the Deposit, together with any interest earned thereon, shall be credited against the payment of the Closing Payment, and Buyer shall have no further claim thereto.

(c)                                  Other Adjustments.  Any other adjustment to the Purchase Price payable under this Agreement shall be paid as and when required hereunder.

3.2                               Deposit.  Concurrently with the execution and delivery of this Agreement by the Parties, Buyer has paid to Seller an amount in cash, by electronic transfer of immediately available United States funds, to an account designated by Seller, equal to $2,000,000 (the “Deposit”).  The Deposit shall be held by Seller in a separate, interest bearing, account, which funds shall not be removed, transferred or otherwise accessed except pursuant to Section 3.1(b) or Section 8.3, as applicable.  If the Closing occurs, the Deposit, together with any interest earned thereon, less any banking fees associated with the separate account, shall be credited against the payment of the Closing Payment as provided in Section 3.1(a).  In the event of a termination of this Agreement, the Deposit, together with any interest earned thereon, shall be paid or retained as provided in Section 8.3.  For the avoidance of doubt, the Parties acknowledge and agree that payment by Buyer to Seller of the Deposit does not entitle Buyer or its Affiliates to any acquisition of control of the Company or the Company Property, such control remaining vested at all times with Seller until such time as the Closing Gaming Approvals and any applicable Gaming Approvals required of Seller under the Gaming Laws have been obtained and the Closing occurs on the terms and subject to the conditions of this Agreement.

3.3                               Estimated Closing Statement.  At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (a) Seller’s good faith estimate of the Working Capital as of close of business on the

Closing Date (the “Estimated Working Capital”) in accordance with the Accounting Policies, (b) Seller’s good faith determination of the outstanding amount of all Acquired Gaming Tax Credits as of the Closing Date (the “Acquired Gaming Tax Credit Amount”), and (c) Seller’s good faith determination of the Closing Payment and the components thereof.  An example of the calculation of Working Capital is included in the example Estimated Closing Statement set forth in Schedule 1.1(g).

3.4                               Working Capital Calculation.

(a)                                 At the Effective Time, Seller shall conduct a cash count and the drop for one hundred percent (100%) of the Company’s gaming device “hoppers” and a Representative of Buyer may, subject to applicable Gaming Laws, if any, be present to observe such cash count and hopper drop if it so elects.  Such cash count and hopper drop shall be conclusive and binding upon Seller and Buyer (other than in the event of actual fraud or manifest error) and shall be used in the preparation of Working Capital that is contained in the Proposed Closing Statement.

(b)                                 All of the Company’s utility (which shall include water, gas, electric, sewer, fuel and the like) meters shall be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as reasonably practicable prior thereto), with charges to that time accrued as a current liability for purposes of calculating Working Capital.  Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing Date, and any prorated share thereof (which shall be determined on a per diem basis after the Closing Date to the end of the relevant period) shall be included as a current asset for purposes of calculating Working Capital that is contained in the Proposed Closing Statement.  Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be accrued as a current liability of Working Capital as of the Effective Time.

(c)                                  The aggregate amount of all prepaid rents paid by the Company as of the Closing Date in respect of the Leased Company Property shall be prorated individually on a per diem basis as of the end of the Closing Date, with Seller receiving a credit for all such amounts applicable to the periods after the Closing Date as an accrued current asset for purposes of calculating Working Capital, and the aggregate amount of all accrued rents payable as of the Closing Date in respect of the Leased Company Property shall be prorated individually on a per diem basis as of the end of the Closing Date, with Seller bearing the cost for all such amounts applicable to periods prior to and including the Closing Date as an accrued current liability for purposes of calculating Working Capital.

3.5                               Post-Closing Purchase Price Adjustment.

(a)                                 As promptly as practicable, but no later than forty-five (45) days immediately following the Closing Date, Buyer shall deliver to Seller a statement setting forth a good faith determination of the Working Capital as of close of business on the Closing Date (the “Proposed Closing Statement”).  Buyer shall, and shall cause the Company and its employees and agents to, reasonably assist Seller and its agents in their review of the Proposed Closing Statement and shall provide Seller and its Representatives access upon reasonable notice and at all reasonable times to the personnel, properties, books and records of the Company for such purpose and for the other purposes set forth in this Section 3.5, in each case, without cost to Seller or its Representatives.

(b)                                 The Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with GAAP applied in a manner consistent with Seller’s past practices as applied to the Company and subject to any policies, methodologies, exceptions, or procedures included in the annotations or other notes to the example Estimated Closing Statement in Schedule 1.1(g) (the “Accounting Policies”).  In calculating the component line items of Working Capital, no effect shall be given to (i) the Transaction or the financing thereof, (ii) any purchase accounting or other similar adjustments resulting from the consummation of the Transaction or (iii) any accrual with respect to Transaction Expenses.

(c)                                  In the event Seller disputes any matter set forth on the Proposed Closing Statement, Seller shall notify Buyer in writing of its objections on or before forty-five (45) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for Seller’s objections (a “Notice of Disagreement”).

(d)                                 During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement.  During such period, Buyer and Seller and their respective Representatives shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with such other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be.  Any agreement between Buyer and Seller shall be set forth in a written resolution executed by Buyer and Seller.  The matters set forth in any such written resolution shall be final and binding on Buyer and Seller on the date of such written resolution.

(e)                                  If, at the end of such thirty (30) day period specified in Section 3.5(d), Buyer and Seller have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, either Buyer or Seller may, after written notice to such other party, submit to Deloitte (or if Deloitte is unavailable or unwilling to act, a mutually agreed upon public accounting firm) (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than actual fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount contested by Seller and Buyer, (iii) furnished to Buyer and Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than forty-five (45) days (unless Buyer, Seller and Accounting Firm agree in writing upon a later date) after such referral, (iv) made in accordance with this Agreement and the Accounting Policies and (v) conclusive and binding upon Buyer and Seller on the date of delivery of such written resolution.  Buyer, Seller and the Company agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm.  Each of Buyer and Seller shall have an opportunity to make a submission to the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination in an expeditious manner.  The procedure outlined in this Section 3.5(e) is referred to as the “Dispute Resolution Procedure.”

(f)                                   The Proposed Closing Statement shall become the “Final Closing Statement” on the earlier of (i) the forty-sixth (46th) day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been timely delivered by Seller to Buyer, (ii) the date of a written resolution executed pursuant to Section 3.5(d) or otherwise, if all outstanding matters are resolved through such resolution, with such changes as are necessary to reflect matters resolved pursuant to such resolution, or (iii) the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.5(e), with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute.  The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date.”

(g)                                  Buyer and Seller shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure, if any; provided, that each of Seller and Buyer shall pay fifty percent (50%) of the fees and expenses of the Accounting Firm.

(h)                                 If the Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is greater than the Estimated Working Capital, Buyer shall pay to Seller the amount of such excess, within five (5) Business Days after the Final Determination Date, by wire transfer of immediately available United States funds.  If the Estimated Working Capital is greater than the Actual Working Capital, Seller shall pay to Buyer the amount of such excess, within five (5) Business Days after the Final Determination Date, by wire transfer of immediately available United States funds.

3.6                               Deliveries at Closing.

(a)                                 At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)                                                       certificates representing the Equity Interests, duly endorsed or accompanied by stock powers duly executed in blank for transfer;

(ii)                                                    (A) a copy, certified by the Secretary of Seller or Assistant Secretary of Seller, of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transactions, and in each case such resolutions shall be in full force and effect and not revoked; (B) copies, certified by the Secretary of the Company, of the resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transactions, and in each case such resolutions shall be in full force and effect and not revoked; (C) a certificate of the Secretary or an Assistant Secretary or Manager (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of the Organizational Documents of the Company; and (D) a certificate dated as of a date not more than twenty (20) Business Days prior to the Closing Date as to the good standing of the Company, issued by the appropriate Governmental Entity of the jurisdiction of the Company’s organization;

(iii)                                                 the original stock books and corporate minutes books of the Company;

(iv)                                                copies of the executed resignations, effective as of the Closing Date, from the directors and officers of the Company, duly executed by such director or officer of the Company;

(v)                                                   a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Seller;

(vi)                                                a counterpart of the Transitional Intellectual Property License, duly executed by an authorized officer of Seller;

(vii)                                             such affidavits or instruments as the Title Company may reasonably require to issue final policies of the title insurance conforming in all respects with the Pro-forma Title Insurance Policies (with any such affidavits to be executed by Seller);

(viii)                                          a FIRPTA certificate in form consistent with Treasury Regulations Section 1.1445 2(b)(2)(iv);

(ix)                                                a copy of the Players List in the electronic format described on Schedule 3.6(a)(ix);

(x)                                                   to the extent received by Seller prior to the Closing, a copy of any executed estoppel certificate pursuant to Section 6.4(c);

(xi)                                                such other agreements, documents and items specified in Section 7.2(d); and

(xii)                                             a quitclaim deed, substantially in the form attached hereto as Exhibit E, whereby Seller conveys to the Company its interest in that certain parcel of real estate described as “Lot One (1) of Block 28 in James McGregor, Jr.’s Addition to the City of McGregor, Clayton County, Iowa, according to the recorded plat thereof.”

(b)                                 At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)                                                       the Closing Payment as provided in Section 3.1(a);

(ii)                                                    a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Buyer; and

(iii)                                                 a counterpart of the Transitional Intellectual Property License, duly executed by an authorized officer of Buyer; and

(iv)                                                (A) a copy, certified by the Secretary of Buyer, of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transactions, and in each case such resolutions shall be in full force and effect and not revoked; (B) a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of the Organizational Documents of Buyer; and (C) a certificate dated as of a date not more than twenty (20) Business Days prior to the Closing Date as to the good standing of Buyer, issued by the appropriate Governmental Entity of the jurisdiction of Buyer’s organization.

3.7                               Accounts Receivable; Accounts Payable; Customer Deposits.

(a)                                 Accounts Receivable.  After the Closing, Seller shall promptly deliver to Buyer any cash, checks or other property that Seller or any of its Affiliates receive to the extent received in repayment of accounts receivable that were included in Working Capital in the Final Closing Statement.  After the Closing, Buyer shall promptly deliver to Seller any cash, checks or other property that Buyer or its Affiliates receive to the extent received in connection with accounts receivable existing as of the Closing Date that were not included in Working Capital in the Final Closing Statement.  Neither Seller nor Buyer shall (and each shall cause their respective Affiliates not to) (i) agree to any settlement, discount or reduction of any accounts receivable belonging to the other party or (ii) assign, pledge or grant any security interest in the accounts receivable of the other party.

(b)                                 Accounts Payable.  Each of Seller, Buyer and their respective Affiliates will promptly deliver to the other party a complete copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by such other party.  Should either Seller or Buyer discover it has paid an accounts payable belonging to such other party, then Seller or Buyer, as applicable, shall provide written notice of such payment to such other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed on such notice.

(c)                                  Customer Deposits.  Any Customer Deposits that are received by the Company prior to the Closing to the extent related to the period after the Closing Date shall be retained by the Company at the Closing and shall be included in Working Capital in the Final Closing Statement to the extent of rooms, services and/or events furnished after the Closing.  Seller shall have no liability, responsibility or obligation from and after Closing with respect to those Customer Deposits described in the immediately preceding sentence.  For purposes of this Agreement, “Customer Deposits” means all security and other deposits for rooms, services and/or events from customers of the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
REGARDING SELLER AND THE COMPANY

Except as otherwise set forth on the Schedules or in any documents referred to in the Schedules, Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

4.1                               Organization, Good Standing, Qualification and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as currently conducted by the Company.  The Company is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, as set forth on Schedule 4.1, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2                               Authority; Execution and Delivery; Enforceability.  Each of Seller and the Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is, or is specified to be, a party and, subject to obtaining the consents and approvals and making the filings referred to in Section 4.3, to consummate the Transactions.  The execution, delivery and performance by Seller and the Company of this Agreement and the Related Documents to which it is, or is specified to be, a party and the consummation of the Transactions have been duly authorized by all necessary corporate or equity holder action, as applicable, on the part of each of Seller and the Company.  Each of Seller and the Company has duly executed and delivered this Agreement and at or prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by all Parties or parties thereto (other than Seller and the Company), this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party, will as of the Closing constitute, its legal, valid and binding obligation, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.3                               No Conflicts; Consents.

(a)                                 Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement or the Related Documents by Seller or the Company, nor the consummation of the Transactions, nor compliance by Seller or the Company with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of Seller or the Company, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(b) are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller, the Company or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by any Material Contract to which the Company is a party, or by which the Company or any of its properties or assets is bound or affected, or (C) result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company under any of the terms, conditions or provisions of any Material Contract to which the Company is a party, or by which the Company or any of its properties or assets is bound or affected, except in the case of clauses (ii)(A) and (ii)(B) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 4.3(b) and as otherwise provided in this Section 4.3(b), no Governmental Approval or consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance by Seller or the Company of this Agreement and each Related Document to which each is or will be a party, and the consummation by Seller or the Company of the Transactions, other than (i) any approvals or filing of notices required under the Gaming Laws as set forth on Schedule 4.3(b), (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the renaming or rebranding of the operations of the Business, occupational licenses or permits, or the consumption, sale or serving of alcoholic beverages or tobacco products, (iii) those the failure of which to obtain or make, individually or in the aggregate, would not (A) have a Material Adverse Effect or (B) materially impair the ability of Seller or the Company to perform their respective obligations under this Agreement and each Related Document to which each is, or is specified to be, a party and (iv) those that may be required by Buyer or any of its Affiliates or key employees including under the Gaming Laws (which are the obligation of such Parties to obtain).

4.4                               Capitalization; Subsidiaries.

(a)                                 Schedule 4.4(a) sets forth (i) the authorized capital stock of the Company, (ii) the issued and outstanding shares of capital stock of the Company, and (iii) the record holders of such issued and outstanding shares of capital stock of the Company.  The shares of capital stock of the Company set forth on Schedule 4.4(a) have been duly authorized and validly issued and are fully paid and non-assessable.  Other than the shares of capital stock set forth on Schedule 4.4(a), there are no other issued or outstanding shares of capital stock of, or any other kind of equity interests in, the Company.  Seller owns all of the Equity Interests free and clear of any Liens (other than Permitted Liens).

(b)                                 Except for this Agreement, the Related Documents, and as set forth on Schedule 4.4(b), there are no outstanding options, warrants, rights, calls, agreements, whether written or oral, convertible securities, stock appreciation rights, phantom stock or other commitments or rights to purchase or acquire any unissued shares of capital stock of, or any other securities from, the Company.

(c)                                  The Company does not have any direct or indirect Subsidiaries nor does it hold equity interest of any other Person.

4.5                               Financial Statements.

(a)                                 Schedule 4.5(a) contains (i) the balance sheets of the Company as of April 26, 2015 and April 24, 2016 (the “Balance Sheets”), and the related statements of operations for the fiscal years then ended, in each case, as derived from the audited consolidating financial schedules of Seller (together with the Balance Sheets, the “Derived Financial Statements”), and (ii) the unaudited balance sheet of the Company as of July 24, 2016 (collectively, the “Latest Balance Sheet”) and the related unaudited statement of operations and cash flows for the period then ended (together with the Derived Financial Statements and the

Latest Balance Sheet, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the Company in accordance with GAAP consistently applied in all material respects (except (x) as may be indicated in the footnotes thereto and/or (y) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments).

(b)                                 Except as set forth on Schedule 4.5(b), the Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, each in accordance with GAAP consistently applied (except (i) as may be indicated in the footnotes thereto and/or (ii) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments).

(c)                                  Except as disclosed on Schedule 4.5(c) and except for (i) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) liabilities reflected in, reserved against or otherwise set forth on the most recent Balance Sheet or described in the notes thereto, the Company has no liabilities with respect to the operation and support of the Business that would be required by GAAP to be reflected in, reserved against or otherwise set forth on the most recent Balance Sheet of the Company or described in the notes thereto.

4.6                               Personal Property.

(a)                                 The Company has good and valid title to, or a valid leasehold interest in, or other legal right to, all of the tangible assets and properties reflected on the most recent Balance Sheet (other than the Vessel) or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the most recent Balance Sheet), free and clear of all Liens, except Permitted Liens.

(b)                                 The Company has good and valid title to the Vessel, free and clear of all Liens (other than Permitted Liens).  Prior to the date hereof, the Company has made available to Buyer correct and complete copies of the Vessel Title Reports.  The Vessel is free from any use or occupancy restrictions that would impair in any material respect its current use, except those imposed by applicable zoning laws, ordinances and regulations, and any document referenced in the Vessel Title Reports, and from all special Taxes or assessments, except as otherwise disclosed by the Vessel Title Reports.  No options have been granted by Seller or its Affiliates to others to purchase, lease or otherwise acquire any interest in the Vessel.

(c)                                  Notwithstanding anything contained in this Section 4.6, the representations contained herein do not concern intellectual property matters, which are the subject of the representations contained in Section 4.8.

4.7                               Real Property.

(a)                                 Except as set forth on Schedule 4.7(a), the Company owns or has the right to occupy and use all Real Property owned or used in the Business.  Schedule 4.7(a) lists all real property which, at the Closing, will be owned by the Company (the “Owned Land”) and all Leased Company Property.  At the Closing, the Company will have fee simple title to all the

Owned Land, free and clear of all Liens, subject only to the Permitted Liens.  The Company has a valid leasehold interest in each Leased Company Property, subject only to the Permitted Liens.  Ownership of the Improvements and Fixtures situated on the Leased Company Property is governed by the terms of the respective Company Leases, copies of which have been provided to Buyer in the Data Room; provided, however, that subject to such Company Leases, the Company has exclusive possession and right to use the Improvements and the Fixtures situated on the Leased Company Property.  Prior to the date hereof, the Company has made available to Buyer correct and complete copies of the Title Reports.  All of the Land is free from any use or occupancy restrictions that would impair in any material respect their current use, except those imposed by the applicable Company Lease and by applicable zoning laws, ordinances and regulations, and any document referenced in the Title Reports, and from all special Taxes or assessments, except those generally applicable to other properties in the Tax districts in which such Land is located or as otherwise disclosed by the Title Reports.  Except as expressly set forth in this Agreement, no options have been granted by Seller or its Affiliates to others to purchase, lease or otherwise acquire any interest in the Owned Real Property or in the Company’s leasehold interests in the Leased Company Property.

(b)                                 To the Knowledge of the Company, all Company Leases and any other Contracts that provide easements, rights of way, licenses and other non-ownership interests in real property in favor of the Company (together with the Company Leases, collectively the “Realty Use Rights Agreements”) are valid and in full force and effect in accordance with their terms, except to the extent that (i) failure to be so enforceable would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditor’s rights generally and by general equitable principles.  Seller has posted in the Data Room copies of all Realty Use Rights Agreements (except for documents made available from the Title Company to Buyer) in Seller’s or its Affiliates’ possession.  Except as set forth on Schedule 4.7(b), all copies of the Realty Use Rights Agreements posted in the Data Room are correct and complete.  Except as set forth on Schedule 4.7(b), there is not under any Realty Use Rights Agreement (1) any default (or, to the Knowledge of the Company, any claimed default) by the Company, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company and in respect of which the Company has not taken reasonable steps to prevent a default on its part from occurring, or (2) to the Knowledge of the Company, any existing default by any other party to any Realty Use Rights Agreement, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Realty Use Rights Agreement.  Except as set forth on Schedule 4.7(b), the Company is (x) lawfully in possession of all Leased Company Property, and all conditions precedent to the obligation of the Company to take possession and continue to occupy all Leased Company Property have been fulfilled and (y) currently occupying each parcel of the Leased Company Property.

(c)                                  Based solely on the Zoning Report and Survey, without independent investigation on the part of the Company or Seller, except as set forth in the Zoning Report and/or Survey:  (i) the current use of and improvements on the Land are in conformity in all material respects with all applicable zoning laws, ordinances and regulations and all restrictions arising under any document referenced in the Title Reports, (ii) there exists no outstanding written notice of a material violation from any regulatory authority or other Person relating to the zoning or use of the Land, (iii) all improvements on the Land are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinances) and not over areas subject to easements or rights of way, except to the extent that any encroachment with respect thereto would not impair in any material respect the rights of the Company to operate the Business thereon.

(d)                                 Except as set forth on Schedule 4.7(d), all requisite certificates of occupancy and other material permits or approvals required with respect to the improvements on any Company Property and the occupancy and use thereof have been obtained and are currently in effect, except where the failure to have obtained and keep in effect such permits and approvals would not reasonably be expected to have a Material Adverse Effect.

(e)                                  The Company has not received any written notice or demand from the holder of any assignment, pledge or hypothecation of a Company Lease requiring that rents owed by the Company for any Leased Company Property are required to be paid to such holder.

(f)                                   As of the date hereof, no condemnation Proceeding or other proceeding in eminent domain is pending or, to the Knowledge of the Company, threatened which would impair in any material respect the occupancy, use or value of the Vessel or any Land.

(g)                                  Except as set forth on Schedule 4.7(g), there are no capital improvement or repair projects which exceed One Hundred Thousand Dollars ($100,000.00) currently ongoing at the Company Property.  Any and all construction contracts or development agreements for the performance of any capital improvement or repair projects (other than those set forth on Schedule 4.7(g)) in an amount that exceeds One Hundred Thousand Dollars ($100,000.00), have been terminated or paid in full, and there are no material amounts remaining to be paid under any such contract or agreement.

(h)                                 Except as set forth on Schedule 4.7(h), as of the date hereof, (i) neither Seller nor the Company has instituted any currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on any Real Property; (ii) Seller does not have any understanding or agreement with any taxing or assessing authority respecting the imposition or deferment of any taxes or assessments with respect to the Real Property; and (iii) Seller has not received any written notice of, and to the Knowledge of the Company, there is no proposed increase in the assessed valuation of any Real Property.

(i)                                     To the Knowledge of the Company, there are no facts that would prevent the Company Properties from being occupied by Buyer or any of its Affiliates, as the case may be, after the Closing in substantially the same manner as occupied by Seller and the Company immediately prior to the Closing.  To the Knowledge of the Company, no governmental, fire, life safety or other inspection of the Company Properties is required under applicable Law solely in connection with the transactions contemplated by this Agreement.

(j)                                    Seller has not received any written notice of a claim that the Company Property does not comply in all material respects and, based upon the Zoning Report and Survey, without independent investigation, the Company Property complies in all material respects, with all applicable zoning, building, subdivision, or land sales laws, rules, ordinances or regulations, and all material orders and regulations promulgated thereto.  There is adequate right of ingress and egress into the Land for the operation of the Business in the ordinary course.

(k)                                 No Contract for the sale of the Owned Real Property or any constituent or portion thereof, other than this Agreement or as expressly set forth in this Agreement, is currently in effect.  Except as expressly set forth in this Agreement, neither Seller nor the Company is a party to any Contract that contains any rights of first refusal to purchase, options to purchase or similar purchase rights with respect to the Land, the Vessel or any portion thereof.

(l)                                     Except for Permitted Liens and as set forth in the Pro-forma Title Insurance Policies, there are no leases, licenses and other agreements which permit any third party to use or occupy any material portion of the Owned Real Property or, to the Knowledge of the Company, the Leased Company Property.

(m)                             There is no pending, and neither Seller nor the Company has received written notice of any pending or threatened, litigation which would have a materially adverse effect on the Owned Real Property and, to the Knowledge of the Company, no such litigation is pending or threatened against the Leased Company Property.

4.8                               Intellectual Property.

(a)                                 Schedule 4.8(a) sets forth a list of all (i) Registered Intellectual Property and (ii) material unregistered trademarks and service marks owned by the Company.  All required filings and fees related to Registered Intellectual Property required to be paid prior to the Closing Date have been or will be timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all Registered Intellectual Property is otherwise in good standing.

(b)                                 With respect to material Intellectual Property owned by the Company, the Company owns (subject to previously granted rights and licenses) the right, title and interest in and to such Intellectual Property free and clear of any Liens other than Permitted Liens or Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and the Company has the right to sell, license, sub license and prepare derivative works for, and to dispose of, and to bring actions for the infringement or misappropriation of such Intellectual Property.  The Company has the valid right to use all other Intellectual Property used in the conduct of the Business as currently conducted by the Company, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)                                  To the Knowledge of the Company, the conduct of the Business as currently conducted by the Company does not infringe any Third Party Intellectual Property. Except as set forth on Schedule 4.8(c), none of Seller, the Company or their Affiliates have received any written notice of any Proceedings pending or, to the Knowledge of the Company, threatened alleging that the Company is infringing upon any Third Party Intellectual Property in the conduct of the Business as currently conducted by the Company, except for any such allegations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d)                                 To the Knowledge of the Company, no Person is infringing any material Intellectual Property owned by the Company, except for any such infringement that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

The representations and warranties contained in this Section 4.8 constitute the sole representations and warranties of Seller and the Company with respect to intellectual property matters of Seller and the Company.

4.9                               Material Contracts.

(a)                                 Schedule 4.9 contains a list of each Contract (each, a “Material Contract”) to which, as of the date hereof, the Company is a party that:

(i)                                     expressly limits or restricts the ability of the Company to compete or otherwise to conduct the Business as currently conducted by the Company in any material manner or place, except those restrictions imposed under an applicable Gaming License or under any applicable restrictions imposed by any Laws (including Gaming Laws);

(ii)                                  involves an obligation for borrowed money in excess of $75,000, or provides for a guaranty for borrowed money, letter of credit, comfort letter, surety or other bond in an amount in excess of $75,000 by the Company in respect of any Person other than the Company;

(iii)                               creates a joint venture, limited liability company or partnership, or other Contract that creates a profit-sharing relationships between the Company, on the one hand, and any unaffiliated third party, on the other hand;

(iv)                              involves performance of services or delivery of goods or materials by or to the Company with an amount or value in excess of $75,000 annually and cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(v)                                 involves the license of Intellectual Property from an unaffiliated third party involving annual license fees in excess of $75,000;

(vi)                              each collective bargaining agreement and other Contract with any labor union with any employees of the Company;

(vii)                           grants a power of attorney by or for the Company that is currently effective and outstanding and will survive the Closing; and

(viii)                        each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Notwithstanding the foregoing, Material Contracts shall not include any of the following:  (A) Organizational Documents, (B) real property leases, (C) Realty Use Rights Agreements, (D) Contracts relating to commercial “off the shelf” software, (E) Contracts relating to employee benefits, or (F) enterprise level Contracts maintained by Seller or its Affiliates (other than the

Company) for the benefit of certain Affiliates of Seller (which may, prior to the Closing, include the Company).

(b)                                 Except as set forth on Schedule 4.9, correct and complete copies of the Material Contracts, including all amendments and modifications thereto, in the possession of the Company have been made available to Buyer.  Neither the Seller nor the Company has received any written notice alleging a default or breach under any such Material Contract, except where such default or breach would not reasonably be expected to have a Material Adverse Effect.  Each Material Contract is in force and effect and is enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto, except to the extent that (i) the failure to be so enforceable would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.10                        Permits.

(a)                                 The Company holds and is in compliance with all material certificates, licenses, permits, authorizations and approvals (“Permits”) required under any Laws for the conduct of the Business as currently conducted by the Company, and since April 24, 2016, neither Seller or the Company has received written notice of any Proceedings relating to the revocation or modification of any such Permits, except for such instances of noncompliance, revocation or modification that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company and its directors, officers, employees and stockholders have and will have in force and effect at the Effective Time all material Governmental Approvals, including all Gaming Approvals and other authorizations under Gaming Laws (other than the Closing Gaming Approvals and any other permits or Governmental Approvals required of Buyer and its Affiliates) necessary for it to acquire, own, lease or operate its assets and properties and to carry on the Business as now conducted by the Company, each of which is (or will be) in force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approvals, except for such which would not reasonably be expected to have a Material Adverse Effect.

(c)                                  The Company has not:  (i) ever applied for a casino, racing or other Gaming Approval in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any Gaming Approval; or (iii) withdrawn or not applied for any Gaming Approval or renewal after being informed orally or in writing by any Governmental Entity that the Company would be denied such a license or renewal if it were applied for.

(d)                                 Seller has made available to Buyer copies of all material correspondence between the Gaming Authorities, on the one hand, and Seller (with respect to the Company) or the Company, on the other hand, from April 24, 2016 until the date hereof relating to the compliance by the Company with the rules and regulations of such Gaming Authorities and the terms of their respective Gaming Approvals in Seller’s or the Company’s possession.  Except as disclosed in such correspondence and such applications, to the Knowledge of the Company, there are no facts or circumstances relating to the conduct of the Company, or any director, officer or employee of the Company, that would reasonably be expected to cause a Gaming Authority to revoke, suspend or fail to renew a Gaming Approval.

(e)                                  None of Seller (with respect to the Company), the Company or any of their respective directors or officers or the General Manager of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity since April 24, 2016, under, or relating to, any violation or possible violation of any Gaming Laws by the Company that did or would reasonably be expected to result in fines or penalties of $75,000 or more or the revocation or suspension of any Gaming Approval.

(f)                                   Notwithstanding anything contained in this Section 4.10, the representations contained in this Section 4.10 do not concern environmental matters, which are the subject of specific representations in Section 4.17.

4.11                        Taxes.

(a)                                 Except as set forth on Schedule 4.11:  (i) The Company has timely filed all material Tax Returns required to be filed by it prior to the Closing Date (including any applicable extension periods), (ii) as of the time of filing the Tax Returns were true and correct in all material respects, (iii) all Taxes due and payable (whether or not shown to be due on such Tax Returns) have been paid, (iv) the Company has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes, and (v) the liabilities for taxes of the Company are properly reflected on the Financial Statements in accordance with past practice and GAAP;

(b)                                 No statute of limitations has been waived and no extension of time during which a Tax assessment or deficiency assessment may be made has been agreed to, which waiver or extension is still outstanding with respect to any Tax liability of the Company;

(c)                                  There are no pending Tax audits of any Tax Returns of the Company;

(d)                                 The Company is not a party to any Tax sharing agreement under which any payment would be required to be made after Closing; and

(e)                                  Except as set forth on Schedule 4.11, (i) there are no Liens (other than Permitted Liens) on any of the assets of the Company for Taxes and since January 1, 2012, no written claim has ever been made by a taxing or governmental authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, (ii) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code in the two years prior to the date hereof, (iii) since January 1, 2012, the Company has not engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2), (iv) since January 1, 2012, the Company has not (x) been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller) and (y) had any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non U.S. applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), and (v) Seller is not a foreign person within the meaning of Section 1445 of the Code.

Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.11 are the sole and exclusive representations and warranties of Seller concerning Taxes.

4.12                        Proceedings.  Except as disclosed on Schedule 4.12, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company that (i) involves a claim or potential claim of liability for the Company in excess of $100,000, (ii) enjoins or seeks to enjoin any significant activity by the Company, or (iii) individually or in the aggregate, would be reasonably likely to (A) have a Material Adverse Effect or (B) materially impair or materially delay the Closing, and (b) the Company is not subject to the provisions of any material judgment, order or decree applicable to the Business as currently conducted by the Company, except for any such judgments, orders or decrees that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

4.13                        Benefit Plans.

(a)                                 Schedule 4.13(a) contains a list of the material Company Benefit Plans and every material Benefit Related Agreement.  Seller has delivered or made available to Buyer correct and complete copies of (i) all material Company Benefit Plans and Benefit Related Agreements or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan for which such a filing is required, (iii) the most recent favorable IRS determination letter with respect to each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and (iv) the most recent financial statements and, to the extent applicable, actuarial reports for the Company Benefit Plan for which such statements and, to the extent applicable, reports exist.

(b)                                 Each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code is currently the subject of a favorable IRS determination letter to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax exempt, and no such determination letter has been revoked or threatened, nor has any such Company Benefit Plan been amended since the date of its most recent favorable IRS determination letter that would reasonably be expected to adversely affect its qualified status under Section 401(a) of the Code or materially increase its costs.

(c)                                  No Company Benefit Plan is or was (i) subject to Title IV or Section 302 of ERISA, or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of

Section 413 of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “welfare benefit fund” within the meaning of Section 419 of the Code or is or was funded by such a “welfare benefit fund.” Except as set forth on Schedule 4.13(c), there is no current or potential liability under Section 4201 of ERISA that could be enforced against the Company that, if it were enforced against the Company, would reasonably be expected to have a Material Adverse Effect.

(d)                                 The Company has not engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan and, to the Knowledge of the Company, no other Person has engaged in any such prohibited transaction.  The Company has not breached any fiduciary responsibility with respect to the Company Benefit Plan and, to the Knowledge of the Company, no other Person has breached any fiduciary responsibility with respect to any Company Benefit Plan.

(e)                                  No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code or applicable Laws).

(f)                                   Except as could not reasonably be expected to result in liability to the Company, the Company Benefit Plan has complied in form and operation with the terms of the Company Benefit Plan, ERISA, the Code and all other Laws.  The Company has materially complied with the applicable provisions of, and has not incurred any penalties under, the Patient Protection and Affordable Care Act.

(g)                                  No claims (other than routine claims for benefits), lawsuits, governmental investigations or audits are pending, and to the Knowledge of the Company, none are threatened, involving any Company Benefit Plan or the assets of any Company Benefit Plan.

(h)                                 Except as set forth in Schedule 4.13(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any current or former director, officer, employee, consultant or service provider of the Company to any additional compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under the Company Benefit Plan or Benefit Related Agreement, or (iii) result in any breach or violation of, default under or limit the right of the Company to amend, modify or terminate the Company Benefit Plan or any Benefit Related Agreement.

(i)                                     Section 280G of the Code will not limit the deduction for Federal income Tax purposes of any compensation or benefit paid or provided pursuant to the Company Benefit Plan in connection with the transactions contemplated by this Agreement.

4.14                        Employee and Labor Matters.

(a)                                 Except as set forth on Schedule 4.14(a), there is no charge of or Proceeding pending or, to the Knowledge of the Company, threatened against the Company relating to any employment related matter involving any employee of the Company or applicants, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation or other alleged violations of labor Laws and there is no charge or Proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board.  There is no labor strike, dispute, slow down or work stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company.  None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company.  To the Knowledge of the Company, no one has petitioned the National Labor Relations Board since January 1, 2015, and no one is now petitioning, for union representation of the Company’s or its former Subsidiary’s (if any) employees.

(b)                                 Except for failures to be in compliance that would not reasonably be expected to have a Material Adverse Effect, the Company is and since January 1, 2015 has remained in compliance with all Laws with respect to hiring, employment and termination of employment (including Laws regarding wage and hour requirements, tips, correct classification of independent contractors and of employees as exempt and non-exempt, work authorization status, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, and collective bargaining).  Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

4.15                        Absence of Changes or Events.  Except as set forth on Schedule 4.15 or in the Financial Statements, from April 24, 2016 until the date hereof, the Company has carried on the Business only in the ordinary course of business, and there has not been:

(a)                                 any Material Adverse Effect;

(b)                                 any acquisition or disposition by the Company of any material asset or property other than in the ordinary course of business;

(c)                                  any declaration, setting aside or payment of any non-cash dividend or any other non-cash distributions in respect of any capital stock or other equity interest of the Company;

(d)                                 any issuance of any equity interests of the Company or any direct or indirect redemption, purchase or other acquisition of any equity interests of the Company;

(e)                                  any material increase in the compensation, pension or other benefits payable or to become payable by the Company to any of its officers, directors, managers or employees, other than (i) pursuant to the terms of any existing written agreement or plan of which Buyer have been supplied complete and correct copies, (ii) in the ordinary course of business or (iii) with respect to newly hired or promoted employees;

(f)                                   any capital expenditure or lease with a capitalized value, in either case, of more than $100,000;

(g)                                  any material change in the Company’s billing practices or in the credit terms the Company makes available to its customers other than in the ordinary course of business;

(h)                                 failure to replenish its inventories and supplies in the ordinary course of business; or

(i)                                     any agreements to do any of the foregoing.

4.16                        Compliance with Laws.  This Agreement is subject to the Gaming Laws and the Liquor Laws.  The current operations of the Company are being conducted in compliance with all Laws in all material respects, and since April 24, 2016, neither Seller or the Company has received a written notification of any asserted present or past failure to comply with any Laws or, to the Knowledge of the Company, are aware of any threatened action to do so, in each case, except for violations that have been previously resolved and except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Notwithstanding anything contained in this Section 4.16, the representations contained in this Section 4.16 do not concern real property, intellectual property, Taxes, employee benefits, employee and labor matters, or environmental matters, all of which are the subject of specific representations in Sections 4.7, 4.8, 4.11, 4.13, 4.14 and 4.17, respectively.

4.17                        Environmental Matters.  Except as set forth on Schedule 4.17:

(a)                                 None of Seller, the Company or any of their Affiliates has received any written communication from a Governmental Entity that alleges that (i) the Company is not in compliance in any material respect with any Environmental Law, or (ii) the Company is or shall be named party to any Proceeding arising out of any third party’s incurrence of losses in connection with the presence or release of Hazardous Substances.

(b)                                 The Company possesses, and is in material compliance with, all Permits required under Environmental Laws to conduct the Business as currently conducted by the Company.

(c)                                  The Company is in material compliance with applicable Environmental Laws.

(d)                                 In connection with the conduct of the Business, the Company has not entered into or agreed to any court decree, order, or judgment relating to compliance with any Environmental Law or cleanup of Hazardous Substances under any Environmental Law.

(e)                                  There is no pending or, to the Knowledge of the Company, threatened, claim, action, enforcement action, proceeding, notice of proceeding or notice of responsibility regarding compliance with, or liability under, Environmental Laws with respect to the Business.

(f)                                   The Company has not released any Hazardous Substance on, in, from, under or at any property currently or, to the Knowledge of the Company, formerly, owned, operated or leased by the Company in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company.

(g)                                  To the Knowledge of the Company, use of the Real Property by the Company, Seller and its Affiliates, as applicable, materially complies and has at all times during the Company’s, Seller’s and/or their Affiliates’ period of ownership, lease or operation materially complied, with all requirements of any applicable Environmental Law.  To the Knowledge of the Company, no Hazardous Substance is present on, at or under the Land in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company.

(h)                                 To the Knowledge of the Company, no Hazardous Substance is present on, at or under the Land in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company.

This Section 4.17 contains the sole and exclusive representations and warranties of Seller regarding environmental matters, Environmental Laws and Hazardous Substances.

4.18                        Potential Conflicts of Interest; Affiliate Contracts.

(a)                                 Except as set forth on Schedule 4.18(a), to the Knowledge of the Company, no officer, manager or director of the Seller or the Company, and no immediate family member of any such officer, manager or director (i) owns, directly or indirectly, any interest in (excepting not more than a two percent (2%) stock holdings for investment purposes in securities of publicly traded companies other than Seller) or is an officer, director, manager, employee or consultant of any Person that is a lessor of the Company; (ii) owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in (other than in their capacity as a stockholder of Seller), any tangible or intangible property used by the Company and that is material to the Business; or (iii) is a party to any material Contract with the Company (except for employment agreements and Company Benefit Plans entered into in the ordinary course of business) or has received any loan, advance or investment from the Company, that has not been repaid in full prior to the date hereof.  The Company has not made a loan to (other than travel advances in the ordinary course of business) or borrowed money from any officer, director, manager or employee of Seller or the Company.

(b)                                 All Contracts between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, are set forth on Schedule 4.18(b) (the “Affiliate Contracts”), and except as set forth on Schedule 4.18(b), are terminable by the Company at any time without penalty.  Except as set forth on Schedule 4.18(b), neither Seller nor any Affiliate of Seller (other than the Company) has any interest in (other than in their capacity as a direct or indirect equity holder of the Company) or right to use (i) any assets used in the Business, (ii) any assets owned or leased by the Company or (iii) any physical assets located at the Company Property in excess of an aggregate value of $75,000.

4.19                        Insurance.

(a)                                 Schedule 4.19(a) lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance held by the Seller with respect to the Company.  All such policies are valid, binding and in full force as of the date hereof.  Neither Seller nor the Company is in default with respect to their obligations under any such insurance policies, nor have Seller or the Company received any notification of cancellation of any such insurance policies.

(b)                                 Seller has posted to the Data Room summaries of all insurance policies to which the Company is currently a party or under which the Company, or any officer or director of the Company, is currently covered.

(c)                                  Neither the Company nor Seller (solely in connection with the Business) have received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in force or effect or will not be renewed.

(d)                                 The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party.

4.20                        Brokers.  Except as set forth on Schedule 4.20, no agent, broker, investment banker or other firm or Person engaged by or acting on behalf of Seller or the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

4.21                        Information Technology; Security and Privacy.

(a)                                 All material information technology and computer systems necessary to conduct the Business in substantially the same manner as currently conducted by the Company have been maintained, in all material respects, in accordance with reasonable commercial standards.

(b)                                 The Company has operated the Business in material compliance with Laws relating to data collection and privacy that regulate the use or transmission of customer information collected by the Company in connection with the operation of the Business.

4.22                        Certain Payments.  Neither the Company nor any director, officer, or, to the Knowledge of the Company, employee or authorized agent of the Company has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or the Business, or (iii) in violation of any Laws.

4.23                        Payment Card Data.  To the Knowledge of the Company, the Company has not experienced a data security breach that has affected customer payment card data.

4.24                        Disclaimer of Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER AND ITS AFFILIATES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NO PERSON HAS BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATIONS OR WARRANTIES RELATING TO SELLER OR ANY OF ITS AFFILIATES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY BUYER OR ANY OTHER PERSON AS HAVING BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES.  BUYER SHALL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise set forth on the Schedules or in any documents referred to in the Schedules, Buyer represents and warrants to Seller, as of the date hereof, as follows:

5.1                               Organization, Good Standing, Qualification and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not (a) reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or (b) prohibit or delay Buyer from consummating the Transactions.

5.2                               Authority; Execution and Delivery; Enforceability.  Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is, or is specified to be, a party and, subject to obtaining the consents and approvals and making the filings referred to in Section 5.3(b), to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and the Related Documents and the consummation of the Transactions have been or, prior to the Closing, will be duly authorized by all necessary corporate action on the part of Buyer.  Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by all Parties or parties thereto other than Buyer, this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

5.3                               No Conflicts; Consent.

(a)                                 Neither the execution and delivery of the Agreement by Buyer nor the consummation of the Transactions, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of Buyer, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3(b) are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any contract to which Buyer is a party, or by which Buyer or any of its properties or assets is bound or affected, except, in the case of Section 5.3(a)(ii), for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or other events which, either individually or in the aggregate, would not reasonably be expected to (x) result in a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or (y) materially impair the ability of Buyer to perform its obligations under this Agreement and each Related Document to which it is, or is specified to be, a party.

(b)                                 Except as set forth on Schedule 5.3(b) and as otherwise provided in this Section 5.3(b), no Governmental Approval or consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance by Buyer of this Agreement and each Related Document to which it is or will be a party, and the consummation by Buyer of the Transactions, other than (i) any approvals or filing of notices required under the Gaming Laws as set forth on Schedule 5.3(b), (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or re branding of the operations of the Business, and (iii) those the failure of which to obtain or make, individually or in the aggregate, would not (A) reasonably be expected to result in a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or (B) materially impair the ability of Buyer to perform its obligations under this Agreement and each Related Document to which it is, or is specified to be, a party.

(c)                                  The Closing Gaming Approvals set forth on Schedule 1.1(a) constitute all of the Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Transactions.

5.4                               Proceedings.  There are no (a) outstanding judgments, orders or decrees against Buyer, (b) Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of Buyer, threatened against Buyer, that in each case if determined adversely would be reasonably expected to prevent, materially delay or otherwise interfere with or have any material adverse effect on the consummation by Buyer of the Transactions.

5.5                               Brokers.  Except as set forth on Schedule 5.5, no agent, broker, investment banker or other firm or Person engaged by or acting on behalf of Buyer or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

5.6                               Investment Intent.  Buyer understands that the Equity Interests may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Equity Interests or a valid exemption from registration under the Securities Act, the Equity Interests must be held indefinitely.  Buyer is acquiring the Equity Interests for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act.

5.7                               Financial Ability to Purchase.  Buyer or an Affiliate of Buyer has, and at all times prior to the Closing will have, cash, or availability under an existing credit facility or other arrangement, in an aggregate amount sufficient for Buyer to pay in cash all amounts payable pursuant to Sections 3.1 and 3.5 and all fees and expenses of Buyer incurred in connection with the Transactions and perform its other obligations under this Agreement.  Buyer, on behalf of itself and its Affiliates, expressly acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the Closing, are not contingent upon its receipt of financing of any kind and that the only conditions precedent to the Closing are set forth in Article VII.  Upon consummation of the Transactions, Buyer and the Company will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their respective assets. Buyer has delivered to Seller a duly executed, complete and accurate copy of each Debt Commitment Letter, pursuant to which the Financing Sources have agreed, on the terms and subject to the conditions set forth therein, to provide Buyer with aggregate amounts that, together with Buyer’s own readily available resources, will be sufficient to timely complete the Transactions contemplated herein (the “Debt Financing”). There are no conditions precedent or other contingencies related to the Debt Financing other than as expressly set forth in the Debt Commitment Letters and, subject to the satisfaction of such conditions, the Debt Commitment Letters may not be revoked by the Financing Sources. There are no other agreements, side letters or arrangements, written or oral, that would permit the Financing Sources to reduce the amount of Debt Financing set forth in the Debt Commitment Letters or that could otherwise adversely affect or delay the availability of the Debt Financing. The aggregate proceeds of the Debt Financing contemplated by the Debt Commitment Letters shall be sufficient to enable Buyer, along with its own readily available resources, to pay the Closing Payment for the Equity Interests and consummate the Transactions.

5.8                               Investigation.  Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby.  Buyer is knowledgeable about the industries in which the Company operates, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Buyer has been afforded access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation, and has had the opportunity prior to the date hereof to physically inspect the Company Property, to perform to its satisfaction physical  inspections and to review the due diligence materials on the Company provided to Buyer by Seller in the Data Room.

5.9                               Licensability of Licensing Affiliates; Required Licensees.

(a)                                 Schedule 5.9(a) sets forth a correct and complete list of each location where Buyer, its Affiliates and/or their respective Representatives (collectively, the “Buyer Licensed Parties”) are licensed by any Gaming Authority to own or operate gaming facilities.  Each Buyer Licensed Party is in good standing in each of the jurisdictions in which such Buyer Licensed Party owns or operates gaming facilities.  To the Knowledge of Buyer, there is no reason for the Gaming Authorities not to grant all required Closing Gaming Approvals or refuse to grant any finding of suitability with respect to Buyer.

(b)                                 To the Knowledge of Buyer, there are no facts, that if known to the Gaming Authorities, would (i) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval with respect to Buyer, any of its principals, Representatives or Licensing Affiliates, (ii) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary to obtain a Gaming Approval required to consummate the Transactions or (iii) reasonably be expected to negatively impact, or cause a delay under, any suitability proceeding required by a Gaming Authority to consummate the Transactions.

(c)                                  Schedule 5.9(c) sets forth each Licensing Affiliate that, to the Knowledge of Buyer, must obtain a Gaming Approval in order to consummate the Transactions (together, the “Buyer Required Licensees”).

(d)                                 To the Knowledge of Buyer, none of the Buyer Required Licensees has ever been arrested, detained, charged, indicted or convicted or pleaded guilty or nolo contendere or forfeited bail in connection with any criminal offense under the laws of any jurisdiction, whether such criminal offense constitutes a felony or misdemeanor (except for traffic violations, the maximum possible punishment for which was a fine not in excess of five hundred dollars ($500)).

5.10                        Compliance with Gaming Laws.  Other than routine matters in connection with applications relating to the acquisition of new properties and the updating of Licensing Affiliates’ disclosure obligations in states in which it is currently licensed and matters in connection with obtaining Gaming Approvals, (i) neither Buyer, its Affiliates nor, to the Knowledge of Buyer, any Licensing Affiliate of Buyer has received notice of any pending investigation or review by any Gaming Authority with respect to Buyer and its Affiliates, any Licensing Affiliate of Buyer or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer; (ii) to the Knowledge of Buyer, no investigation or review is threatened and no Gaming Authority has indicated any intention to conduct the same; (iii) there are no facts that, if known to a Gaming Authority, will or would reasonably be expected to give rise to any inquiry or investigation, or to result in the revocation, limitation or suspension of a license issued to such Persons by an applicable Gaming Authority; and (iv) neither Buyer, any of its Affiliates, any Licensing Affiliate of Buyer, nor, to the Knowledge of Buyer, any director, officer, key employee or partner of any such Licensing Affiliate has suffered a suspension or revocation of any license issued to such Persons by an applicable Gaming Authority.

5.11                        Gaming Laws.  This Agreement is subject to the Gaming Laws and the Liquor Laws.  Without limiting the foregoing, Buyer acknowledges that all rights, remedies and powers under this Agreement, including ownership and operation of the gaming facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Entities.  Buyer acknowledges and agrees that the sale, assignment, transfer, pledge or other disposition of the Equity Interests is ineffective unless approved in advance by the Gaming Authorities.  If at any time a Gaming Authority finds that an owner of the Equity Interests is unsuitable to continue to have an involvement in gaming, such owner must dispose of such security as provided by the Gaming Laws.  The Gaming Laws and regulations restrict the right under certain circumstances:  (a) to pay or receive any dividend or interest upon such security; (b) to exercise, directly or through any trustee or nominee, any voting right conferred by such security; or (c) to receive any remuneration in any form from the Company, for services rendered or otherwise.

5.12                        Disclaimer of Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, BUYER DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, NO PERSON HAS BEEN AUTHORIZED BY BUYER TO MAKE ANY REPRESENTATIONS OR WARRANTIES RELATING TO BUYER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY SELLER OR ANY OTHER PERSON AS HAVING BEEN AUTHORIZED BY BUYER.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1                               Conduct of Business.

(a)                                 Except as disclosed on Schedule 6.1(a), or with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted by the terms of this Agreement, from the date hereof until the Closing, the Company shall (and Seller shall cause the Company to) (x) use its commercially reasonable efforts to operate and conduct the Business as currently conducted by the Company in the ordinary course in substantially the same manner as currently operated and conducted by the Company, and (y) not:

(i)                                     incur, create or assume any Lien on any of the assets of the Company that will remain in existence after the Closing, other than a Permitted Lien;

(ii)                                  sell, lease, license, transfer or dispose of any material assets of the Company, other than (A) payments of Cash, and sales or other transfers of inventory, in the ordinary course of business in connection with the operation of the Company Property (provided that, for the avoidance of doubt, the Company may pay intercompany payables on account of (1) services rendered by Seller or its Affiliates provided for the benefit of the Company in the ordinary course of business and (2) personal property purchased by Seller or its Affiliates on behalf of the Company in the ordinary course of business), (B) sales of equipment, personal property and other non-current assets in the ordinary course of business in an amount not to exceed $50,000 individually or $150,000 in the aggregate, and (C) leases and rentals in the ordinary course of business, which in each case shall be subject to Section 6.1(a)(vi);

(iii)                               transfer any material personal property or employee from the Company to Seller or any of the Company’s other Affiliates;

(iv)                              incur or allow the Company to incur any indebtedness for borrowed money, except (A) in the ordinary course of business though not to exceed, individually or in the aggregate, $250,000, (B) through intercompany transactions and loans with Affiliates and (C) indebtedness under any credit facility of Seller or its Affiliates; provided, however, that all such indebtedness of the Company and all Liens with regard to such indebtedness must be fully paid and released at Closing;

(v)                                 (A) modify, renew, suspend, abrogate or amend in any material respect any Material Contract (other than modifications, renewals or amendments that can be terminated on not more than ninety (90) days’ notice without payment of any consideration by or any material obligation on the Company) or any of the Company Leases, or (B) reject, repudiate or terminate any Material Contract or any of the Company Leases;

(vi)                              enter into any Contract which (A) expires later than the Closing Date with an amount or value in excess of $75,000 annually (unless such Contract is terminable after the Closing Date by giving no greater than ninety (90) days’ notice, without liability or the payment of any consideration for early termination); or (B) is between the Company, on the one hand, and any Affiliate of Seller (other than the Company), on the other hand; provided, however, that the Company may enter into the following Contracts without any consent (including from Buyer):  (1) any reservations, advance booking contracts, room allocation agreements and banquet facility and service agreements entered into in the ordinary course of business; and (2) any purchase order in the ordinary course of business in an amount less than $75,000 annually;

(vii)                           restate, amend, modify or terminate any of the Organizational Documents of the Company;

(viii)                        (A) authorize or issue any capital stock or other equity interests in the Company or any securities convertible into or exchangeable for capital stock or other equity interests, or any other rights, warrants or options to acquire any of the foregoing securities of the Company; or (B) cancel, redeem or repurchase any of the capital stock or equity interests of the Company;

(ix)                              (A) award or increase any bonuses, salaries or other compensation of any officer, director, manager or management employee of the Company, except as required by Law or an existing Contract, in accordance with the provisions of the Annual Bonus Arrangement, or in connection with annual performance reviews, (B) except as required by Law or the terms of the applicable plan, agreement, policy or arrangement, pay or agree to pay or increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement, policy or arrangement to any employee or former employee of the Company or its former Subsidiaries (if any), (C) except as required by Law, amend in any respect the Company Benefit Plan with respect to any employee of the Company or its former Subsidiaries (if any), other than amendments that result in immaterial additional expense, or (D) enter into any collective bargaining agreement; provided, however, that the Company or an applicable Affiliate may establish annual bonus arrangements for employees of the Company for fiscal year 2018 with terms and conditions that are substantially comparable, in the aggregate, to the terms of the applicable bonus arrangements for such employees for fiscal year 2017, except that any such plan for fiscal year 2018 shall terminate with respect to employees of the Company at the Closing and Seller may, if it so chooses, pay any bonus amounts accrued to the Company’s employees in accordance with Section 6.10(f)(ii).

(x)                                 fail to maintain all existing insurance coverage relating to the Company or its assets; provided, however, that in the event such coverage shall be terminated or lapse, to the extent available at reasonable cost, the Company may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

(xi)                              fail to maintain (or cause to be maintained) the Company Property in substantially similar condition as such Company Property exists on the date hereof (ordinary wear and tear excepted), including failing to make (or causing to be made) all reasonable repairs (or, if unable to be repaired or commercially reasonable conduct would require replacement, replacements) from time to time, in each case in the ordinary course of the business of the Company consistent with past practice;

(xii)                           settle any Proceeding that would result in the Company being enjoined in any respect material to the Business;

(xiii)                        take any action with respect to the Company’s customers or the Company’s marketing, promotion and pricing that is outside the ordinary course of business in substantially the same manner as currently conducted by the Company;

(xiv)                       fail to use commercially reasonable efforts to keep available the services of the Company’s employees and maintain relations and goodwill with suppliers,

customers and others having material business relations with the Company in respect of the Business;

(xv)                          fail to pay to the Company’s employees all wages (including overtime), salaries, bonuses and commissions, and all earned but unpaid vacation pay and sick leave pay and other entitlements under the Company Benefit Plans up to and including the Closing; or

(xvi)                       commence any capital improvement or repair project the cost of which would reasonably be expected to exceed $100,000 (subject to Sections 6.14(a) and (b));

(xvii)                    materially change any line of business of the Company;

(xviii)                 except as required by GAAP or applicable Law, change the accounting methods used with respect to the Company;

(xix)                       form one or more subsidiaries of the Company; or

(xx)                          authorize or enter into any agreement or commitment to do any of the foregoing.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     (A) All Cash (other than the Minimum Cash on Hand), including all checking accounts, bank accounts, deposit accounts, certificates of deposit, time deposits, securities and uncashed checks received by the Company on or prior to the Closing Date and all interest and dividends thereon, and (B) to the extent not included in the current assets of the Company on the Final Closing Statement, all Cash or other assets received by the Company or Buyer after the Closing to the extent related to the conduct of the Business or the ownership, operation or use of the assets of the Company prior to the Closing Date, are specifically excluded from the transactions contemplated by this Agreement and, in the case of assets described in Section 6.1(b)(i)(A), shall be retained by Seller following the Closing and, in the case of assets described in Section 6.1(b)(i)(B), shall be promptly remitted by the Company to Seller after the Closing;

(ii)                                  From time to time prior to the Closing, Seller may sweep Cash from the accounts of Company, including causing the Company to make any distributions or dividends in furtherance thereof and, immediately prior to the Closing, Seller shall cause the Company to dividend to Seller all Cash described in Section 6.1(b)(i)(A) (other than the Minimum Cash on Hand);

(iii)                               All Excluded Software and Isle Trademarks are specifically excluded from the transactions contemplated by this Agreement and shall be retained by Seller as of and following the Closing;

(iv)                              The Customer Database is excluded from the transactions contemplated by this Agreement and shall be retained solely by Seller, subject to Seller’s obligation to deliver a copy of the Players List at the Closing pursuant to Section 3.6(a)(ix);

(v)                                 Seller may pay or otherwise settle (including by means of a contribution to capital), or cause the Company to pay or otherwise settle, any intercompany balances (including Intercompany Debt) among the Company, on one hand, and Seller or its Affiliates, on the other hand, up until the completion of the Closing;

(vi)                              Seller may assign, amend or terminate the Company’s rights with respect to any enterprise level Contracts, intercompany Contracts or transactions, and management agreements with the Company; and

(vii)                           Seller may (A) remove from the Company Property and any other real property owned and/or operated by the Company any Excluded Software, the Customer Database and any items containing any Isle Trademark or (B) take any other action reasonably required to prepare the Company Property to transition to Buyer in connection with the Transaction (including executing any assignment instrument or other document by the Company in favor of Seller with respect to any assets, properties or rights being retained by Seller pursuant to this Agreement), in each case subject to the terms and conditions of the Transition Services Agreement and Transitional Intellectual Property License.

6.2                               Access to Information and the Property.

(a)                                 Upon reasonable notice, and subject to Laws related to the exchange of information (including applicable Gaming Laws and antitrust Laws), Seller and the Company shall afford Buyer and Buyer’s Representatives reasonable access, during normal business hours, during the period from the date hereof until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Closing, to the Company and its assets, personnel, premises, books and records and Contracts related to the operation of the Business at the Company Property (but excluding any Tax Returns not solely related to the Company), and, during such period, Seller and the Company shall furnish promptly to Buyer material information concerning the operation of the Company Property and concerning the employees located at the Company Property (with the exception of the General Manager of the Company) as Buyer may reasonably request; provided, however, that (i) Buyer shall not initiate contact with employees of Seller or the Company, other than Seller’s Vice President of Finance and Strategy and individuals designated in writing by Seller, without the prior written consent of Seller; (ii) neither Buyer nor any of Buyer’s Representatives shall be entitled to perform any further environmental assessments or testing; provided, however, that if a Phase I report for the Owned Real Property and Leased Company Property is not, or is not reasonably expected to be, dated within one hundred eighty (180) days of the Closing Date, then Seller, upon Buyer’s written request and at Buyer’s sole cost and expense, shall order an update to such Phase I report indicated in Buyer’s request using the same consultant that prepared the initial Phase I report, and each such Phase I update shall include reasonable rights of reliance for Buyer and the Financing Sources subject to any applicable reliance fee (which shall be at Buyer’s sole cost and expense) and a reliance letter in a form acceptable to such consultant, (iii) Buyer shall not unreasonably interfere with the operation and support of the Business located at the Company Property; (iv) Seller shall not be required to provide access to any materials if the same could reasonably be expected to jeopardize any attorney-client, attorney work product or similar legal privileges in favor of Seller or its Affiliates; (v) Seller shall not be required to provide access to any consolidated, unitary or combined Tax Returns that include the Company; and (vi) in no event shall the results of Buyer’s review of any information or Buyer’s satisfaction therewith be a condition to Buyer’s obligations hereunder (except to the extent explicitly set forth in Section 7.2 below), it being the intent of Buyer to purchase the Company Property on an “As Is, Where Is” basis as set forth in Section 11.1; provided, further, that Seller shall not be required to make the Customer Database or Players List (or any portions thereof) available to Buyer or its Representatives; provided, further, that Seller shall not be required to make available any information related to Seller’s other operations, businesses and properties other than the Company Property.

(b)                                 No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall be deemed to modify, operate as a waiver or otherwise affect, any representation, warranty or covenant contained in this Agreement or the conditions to the obligations of the Parties to consummate the Transactions contemplated herein.

(c)                                  For a period of seven (7) years after Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Company, the Business and/or the Company Property for the period prior to the Closing.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding involving the business conducted by the Company for the period prior to the Closing.  To the extent permitted by Law, Buyer shall retain the books and records of the Company for a period of seven (7) years after Closing.  Notwithstanding the generality of this Section 6.2(c) and Section 6.2(d) the preservation of and access to books and records relating to Taxes shall be as set forth in Section 10.4.

(d)                                 Prior to the Closing Date, Seller may implement any changes to Seller’s systems or services used by Seller to provide services to the Company prior to the Closing Date in order to limit or prevent access by Buyer or the Company after the Closing Date to Seller’s systems or services, including placing information used in Seller’s operation or support of the Company in separate data files from data files containing other information.

(e)                                  Notwithstanding anything to the contrary herein, neither Seller nor the Company shall be required to provide any Tax Returns not solely related to the Company.

(f)                                   From the date of this Agreement until the Closing Date, Seller will promptly provide to Buyer copies of any written notice received by Seller or its Affiliates from a Governmental Entity declaring a violation of, terminating, purporting to terminate or refusing to renew, any Permit required under any Laws for the conduct of the Business as currently conducted by the Company.

6.3                               Confidentiality.  Buyer acknowledges that the information previously provided and being provided to it in connection with the Transactions, including all information provided in accordance with Section 6.2, is being provided pursuant to the terms of that certain Confidentiality Agreement dated as of August 27, 2015 by and between Buyer and Seller (the “Confidentiality Agreement”).  Buyer acknowledges that it is and shall remain subject to the terms of the Confidentiality Agreement, which applicable terms are incorporated herein by reference.  Without limiting the generality of the foregoing, Buyer shall keep all material correspondence between the Iowa Racing and Gaming Commission, on the one hand, and Seller or the Company, on the other hand, relating to the compliance by the Company with the rules and regulations of the Iowa Gaming Authorities, as applicable, and the terms of the Gaming Approvals with respect to the Company strictly confidential and shall not disclose such information to any Person for any purpose.

6.4                               Efforts to Consummate Generally.

(a)                                 Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as soon as reasonably practicable after the date hereof, including satisfying the conditions precedent set forth in Article VII within the control of such Party, defending against any Proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable, vacated or reversed.

(b)                                 Without limiting the generality of Section 6.4(a), Buyer shall use its reasonable best efforts to cooperate with and assist the Company in obtaining the consents, orders, authorizations and approvals set forth on Schedule 7.3(d), including participating with Seller and the Company in discussions and meetings with any Governmental Entity or any other third party from which the foregoing consents, orders, authorizations and approvals are required and providing the Company and/or any third party with any information or documentation that such Person may reasonably request in connection with obtaining the foregoing consents, orders, authorizations and approvals; provided, however, that in each case, such efforts shall not require Seller or any of its Affiliates (other than the Company) (x) to provide any credit support or guarantee or otherwise remain secondarily or contingently liable to obtain any such permit or consent, (y) to incur any expenses or liabilities, pay any monies or provide any other financial accommodation in connection therewith or (z) to threaten or commence any litigation or other Proceeding.

(c)                                  From the date hereof until the Closing Date, Seller and its Affiliates shall use commercially reasonable efforts to obtain estoppel certificates, in substantially the form attached as Exhibit D, from the landlord under each Company Lease; provided, however, that in each case, such efforts shall not require Seller or any of its Affiliates (i) to pay any monies or provide any other financial accommodation in connection therewith that is not already contractually required as part of the Contract pursuant to which such estoppel certificate has been requested, or (ii) to threaten or commence any litigation or other Proceeding.  For the avoidance of doubt, the Parties acknowledge and agree that (x) obtaining such estoppels certificates is not a condition to the Closing, (y) Seller’s failure to obtain any estoppel certificates shall not be considered a breach of any term, covenant or condition in this Agreement and shall not in any way affect any rights or obligations of any of the Parties under this Agreement, and (z) neither Seller nor its Affiliates shall have any liability whatsoever to Buyer or any of its Affiliates arising out of or relating to the failure to obtain any such estoppel certificates.

(d)                                 From the date hereof until the Closing Date, upon Buyer’s written request and at Buyer’s sole cost and expense, Seller shall cooperate with Buyer and each will use their respective commercially reasonable efforts in an effort to cause the Title Company to supplement the Pro-forma Title Insurance Policies to include all of the Company Leases; provided, however, that (i) such efforts shall not require Seller or its Affiliates to pay any monies or provide any other financial accommodation in connection therewith, and (ii) the Parties acknowledge and agree that (x) any such supplement, modification or amendment to the Pro-forma Title Insurance Policies is not a condition to the Closing, (y) Seller’s failure to obtain any such supplement, modification or amendment shall not be considered a breach of any term, covenant or condition in this Agreement and shall not in any way affect any rights or obligations of any of the Parties under this Agreement, and (z) neither Seller nor its Affiliates shall have any liability whatsoever to Buyer or any of its Affiliates arising out of or relating to the failure to obtain any such amendment.

6.5                               Regulatory Matters and Cooperation.

(a)                                 The Parties and their respective Affiliates shall reasonably cooperate with each other and use their reasonable best efforts to (i) obtain from Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders, including the Gaming Approvals, required to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, as required under any applicable antitrust laws, and any other applicable Law to obtain the Governmental Approvals, and to comply with the terms and conditions of all such Governmental Approvals; provided, however, that in each case, such efforts shall not require Seller or any of its Affiliates (other than the Company) (x) to provide any credit support or guarantee or otherwise remain secondarily or contingently liable to obtain any such permit or consent, (y) to incur any expenses or liabilities, pay any monies or provide any other financial accommodation in connection therewith or (z) to threaten or commence any litigation or other Proceeding.  With respect to all filings, the applicable Parties and their respective Affiliates shall act diligently and promptly to pursue the Governmental Approvals, including filing such additional applications, supplemental information and documents as may be required or requested by a Governmental Entity, and shall reasonably cooperate with each other in connection with the making of all filings referenced in the preceding sentences, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, in each case, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws).  Notwithstanding anything in this Section 6.5(a) to the contrary, no Party shall be required hereunder to furnish to the other Party any non-public financial information, proprietary information, personal information or other confidential information regarding the officers, directors, employees, partners, shareholders of it or any of its Affiliates if such information is submitted on a confidential basis to any Governmental Entity or members of their respective staffs, whether contained in the applicable disclosure forms, business entity forms or otherwise.  The applicable Parties and their respective Affiliates shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as reasonably practicable.  The Parties and their respective Affiliates shall have the right to review in advance and, to the extent reasonably practicable, each will consult the other Parties on, in each case, subject to applicable Laws relating to the exchange of information

(including antitrust laws and any Gaming Laws), all the information relating to Buyer, Seller or the Company, as the case may be, and any of their respective Affiliates or Representatives that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions.  The Parties and their respective Affiliates will notify the other Parties promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Parties with copies of all correspondence between the notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws).  Subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), the Parties and their respective Affiliates shall promptly advise each Party upon receiving (i) any communication from any Governmental Entity whose consent or approval is required for consummation of the Transactions that causes such Party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed or (ii) any communication from any Governmental Entity or any other Person (x) challenging or seeking damages in connection with the Closing or any other Transaction governed by this Agreement or (y) seeking to restrain or prohibit the consummation of the Closing.

(b)                                 Without limiting generality of Section 6.5(a), Buyer and its Representatives and Affiliates shall file, or cause to be filed, with all appropriate Gaming Authorities as soon as reasonably practicable, and in any event within thirty (30) days after the date of this Agreement or any date set by the Gaming Authorities or any other applicable Governmental Entity, whichever is earlier, all required initial applications and documents required to be filed in connection with obtaining the Governmental Approvals, including, (i) with respect to Regulated Persons, a correct and complete application for licensure or suitability that complies with applicable Gaming Laws and (ii) for each financing source of Buyer and its respective Affiliates and any related individual qualifiers that require approvals under the applicable Gaming Laws.  If Buyer or its Affiliates determine or are otherwise made aware that any other Person must obtain Gaming Approval in order to consummate the Transactions, as promptly as reasonably practicable (and in any event within five (5) Business Days of being made so aware) Buyer shall provide notice thereof to Seller and, as promptly as reasonably practicable (and in any event within thirty (30) days or by any date set by the Gaming Authorities, whichever is earlier), Buyer shall cause such Person to file with the Gaming Authorities a correct and complete application for licensure or suitability that complies with applicable Gaming Laws.  Buyer and its Affiliates shall each use its reasonable best efforts to promptly comply (and cause each such Person making an application to comply) with any request of the Gaming Authorities related to any such applications and to obtain approval of the Gaming Authorities for all such applications as promptly as reasonably practicable and to avoid or eliminate each and every impediment under any Law that may be asserted by the Gaming Authorities with respect to the Closing so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date).  Buyer and its Affiliates shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of all such applications.  The Parties acknowledge that Seller intends to file or cause to be filed this Agreement for approval by, and that this Agreement is subject to the approval of, the Gaming Authorities.

(c)                                  Without limiting the generality of Section 6.5(a), Buyer and its Affiliates agree to take promptly any and all steps and actions reasonably necessary to avoid or eliminate each impediment that may be asserted by any Governmental Entity or any other Person with respect to the Transactions (including under the Gaming Laws) so as to enable the Closing to occur expeditiously, and in no case later than the Outside Date, including, as applicable, (i) providing information to such Persons, and (ii) proposing, negotiating, committing to, or effecting, by consent decree, hold separate order, or otherwise: (A) the sale, divestiture, winding down or disposition of, or holding separate (through the establishment of a trust or otherwise) of, such of Buyer’s and Buyer’s Affiliates’ assets, properties, operations and businesses, or of the assets, properties, operations and Business of the Company; (B) the termination, modification, or extension of existing relationships and contractual rights and obligations of Buyer, Buyer’s Affiliates or the Company with respect to relationships that involve the ordinary course provision of goods and services; and (C) the disassociation from any officer, director, employee and/or member of Buyer or any of its Affiliates; provided, however, that with respect to clause (A) above, in no event shall Buyer or its Affiliates be required to (1) sell, divest, wind down or dispose of any of the casino properties listed on Schedule 6.5(c), (2) take any action that would result in a material adverse effect on Buyer and the Company, taken as a whole, assuming for this purpose that Buyer has acquired the Equity Interests, or (3) take any illegal action.  In addition, Buyer shall and shall cause its Affiliates to, oppose, through and including Proceedings on the merits (and any appeals with respect thereto), any claim asserted in any court or other forum by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Outside Date.

(d)                                 This Agreement is subject to the Gaming Laws and the Liquor Laws.  Without limiting the foregoing, the Parties acknowledge that all rights, remedies and powers under this Agreement, including ownership and operation of the gaming facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Entities, including applicable Gaming Authorities.  The Parties acknowledge and agree that the sale, assignment, transfer, pledge or other disposition of the Equity Interests is ineffective unless approved in advance by the Gaming Authorities, and that the Gaming Laws and regulations restrict the right under certain circumstances:  (i) to pay or receive any dividend or interest upon such security; (ii) to exercise, directly or through any trustee or nominee, any voting right conferred by such security; or (iii) to receive any remuneration in any form from the Company for services rendered or otherwise.

6.6                               No Solicitation of Acquisition Proposals.  Subject to obligations imposed by Law, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, Seller and the Company shall not, and shall cause their Affiliates not to, directly or indirectly, through any of their Representatives (i) provide to any Person any confidential information concerning the Company, the Business or the Company Property in furtherance of an Acquisition Proposal, (ii) solicit, initiate, facilitate, encourage or accept any Acquisition Proposal, (iii) continue any prior discussions or negotiations with any Person (or group of Persons) other than Buyer or its Affiliates in relation to an Acquisition Proposal, (iv) enter into any Contract with respect to an Acquisition Proposal, or (v) engage in negotiations with any Person (or group of Persons) other than Buyer or its Affiliates in furtherance of an Acquisition Proposal.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to prohibit or restrict any action by Seller or its Affiliates or Representatives with respect to any Parent Matter (including furnishing any information in furtherance of, entering into and participating in discussions or negotiations with respect to, recommending, otherwise seeking to facilitate or implement, or entering into a definitive agreement providing for or consummating, a transaction relating to any Parent Matter) and any such actions shall not in and of themselves whatsoever constitute a breach of this Agreement.  As used herein, “Parent Matter” means (i) any issuance or sale of debt or equity securities of Seller or its Affiliates (other than directly involving the Companies), (ii) a merger, consolidation, share exchange, business combination or similar transaction involving Seller or its Affiliates (other than such a transaction involving solely the Company) (provided, however, that any such Parent Matter shall not relieve Seller or its Affiliates of their respective obligations under this Agreement and Seller will notify any Person with whom Seller is discussing a Parent Matter of the existence of this Agreement and the Transactions), or (iii) any sale, exchange or other disposition of any asset or property of Seller or its Affiliates other than the sale of a direct interest in the Company Property or a direct interest in the Equity Interests to an unaffiliated third party.

6.7                               Expenses; Transfer Taxes.

(a)                                 Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Related Documents and the Transactions shall be paid by the Party incurring such expense.

(b)                                 The cost of all transfer, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes, real property transfer gains Taxes and any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Documents and the Transactions (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other hand.  The Parties shall cooperate in preparing and filing of all Tax Returns relating to such Transfer Taxes which shall be timely prepared and filed by the Party legally obligated to make such filing.  The Parties shall cooperate to use commercially reasonable efforts to obtain any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(c)                                  Buyer shall be responsible for and, to the extent paid by Seller or one of its Affiliates, reimburse Seller at Closing, for the costs of all (i) title insurance policies (including any lender policies) incurred in connection with this Transaction, including any searches, examinations and related charges incurred in connection therewith, (ii) current surveys relating to the Owned Real Property and/or Leased Company Property and (iii) any updates to a Phase I report for the Owned Real Property and Leased Company Property, including any applicable reliance fees with respect to any rights of reliance provided to Buyer and/or the Financing Sources in connection with such Phase I update.

6.8                               Publicity.  Seller and Buyer shall use commercially reasonable efforts to agree on the form and content of any press release regarding the Transactions and shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the Transactions.  Seller, Buyer and their respective Affiliates shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by Law (including the Securities Act, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, it being understood and agreed that Seller may elect to file one or more Current Reports on Form 8-K with the Securities and Exchange Commission in connection with the Transactions.  Notwithstanding anything to the contrary herein, from the date hereof until the Closing Date, Seller or its respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information relating to any other Party or the Transactions.

6.9                               Disclosure Schedules.

(a)                                 Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule” and collectively, the “Schedules”) shall be in writing and shall qualify this Agreement, subject to the terms and conditions of this Agreement.  Descriptions of terms or documents summarized in the Schedules shall be qualified in their entirety by the documents themselves.

(b)                                 From the date hereof until the Closing Date, Seller may disclose to Buyer in writing any development, fact or circumstance (in the form of a supplement or amendment to the Seller Schedules) with respect to any matter (i) that was required to be disclosed by the terms of this Agreement to be set forth or described in any of the Seller Schedules on the date of this Agreement but that was not so disclosed (a “Corrective Disclosure”), or (ii) arising after the date of this Agreement that, if existing as of the date of this Agreement, would have been required to be set forth or described in any of the Seller Schedules or that is otherwise necessary to correct any information in the Seller Schedules that has been rendered inaccurate by any such matter (a “Supplemental Disclosure”).

(i)                                     Any such Supplemental Disclosure shall amend and supplement the appropriate Seller Schedule(s) delivered on the date of this Agreement and shall be deemed to have cured any misrepresentation or breach of representation, warranty or covenant made in this Agreement that otherwise might have existed hereunder by such inaccuracy or breach and Buyer shall not have any claim (whether for indemnification under Article IX (Indemnification), Buyer’s termination rights under Article VIII (Termination), or otherwise) against Seller or its Affiliates for any such inaccuracy or breach; provided, however, such Supplemental Disclosure shall not be deemed to have cured any such misrepresentation or breach of representation, warranty or covenant made in this Agreement for purposes of determining whether or not the conditions to Closing set forth in Article VII (Conditions Precedent) have been satisfied or for the purposes of Buyer’s ability to terminate this Agreement pursuant to Article VIII (Termination).

(ii)                                  No Corrective Disclosure shall be deemed to cure any breach of any representation or warranty made in this Agreement or limit or modify Buyer’s rights under this Agreement (whether for indemnification under Article IX (Indemnification), Buyer’s termination rights under Article VIII (Termination) or otherwise), including for purposes of determining whether or not the conditions to Closing set forth in Article VII (Conditions Precedent) have been satisfied.

(iii)                               Upon receipt of any Corrective Disclosure or Supplemental Disclosure provided to Buyer pursuant to this Section 6.9(b), Buyer shall, notwithstanding anything to the contrary contained herein, be afforded no more than ten (10) Business Days prior to the Closing to review such Corrective Disclosure or Supplemental Disclosure and, if necessary, the Outside Date shall be extended to accommodate such period.

6.10                        Employee Matters.

(a)                                 As of the Closing Date, Buyer and its Affiliates (including, after the Closing, the Company) shall continue to employ all of those individuals who are immediately prior to the Closing Date employed by the Company (such individuals, the “Continuing Employees”) with compensation and benefits that are substantially similar in the aggregate to those in effect with respect to similarly situated employees of Buyer or its operating Subsidiary, as applicable.  For purposes of clarity, this Section 6.10 shall not apply to those directors and officers of the Company who resign prior to the Closing pursuant to Section 3.6(a)(iv).

(b)                                 For a period of sixty (60) days following the date of this Agreement (unless Seller otherwise agrees in writing to extend such period) (such period, as may be so extended, the “Consultation Period”), Buyer may (i) interview at a reasonable time arranged through Seller’s Vice President of Finance and Strategy (and any individuals as may be designated in writing by Seller), and (ii) at Buyer’s election, make offers of employment to, those employees of Seller or its Affiliates (other than the Company) who are listed on Schedule 6.10(b) (the “Offered Employees”), which offers of employment, if any, shall comply with the terms and conditions of Section 6.10(a) as if the Offered Employees were Continuing Employees.  Any Offered Employee who accepts Buyer’s offer of employment during the Consultation Period shall be deemed to be a Continuing Employee as of the Closing Date for purposes of this Section 6.10.  Buyer shall reimburse Seller for the actual severance costs and expenses (excluding any Stay Bonuses), if any, incurred by Seller under any written employment agreement, severance plan or other arrangement providing for termination benefits with respect to any Offered Employee who accepts Buyer’s offer of employment.  From and after the Consultation Period until the date that is eighteen (18) months after the earlier of the date of any termination of this Agreement and the Closing Date, neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall, directly or indirectly, employ or solicit for employment (or other provision of services), either as an employee, consultant, agent or representative, any Offered Employee who does not accept an offer of employment from Buyer during the Consultation Period (irrespective of whether Buyer makes an offer of employment to such Offered Employee).

(c)                                  As soon as practicable after the Closing Date (but in any event no later than two weeks following the Closing Date), Seller shall pay the amount indicated on Schedule A, if any, payable pursuant to those certain retention letter agreements identified on Schedule A as a result of the transactions contemplated by this Agreement (and any payroll and employment Taxes applicable thereto) (each, a “Stay Bonus” and, collectively, the “Stay Bonuses”).  For the avoidance of doubt, the liability for and obligation to pay any remaining unpaid portion of the Stay Bonuses (and any payroll and employment Taxes applicable thereto) shall be the responsibility of Buyer or one of its Affiliates (including, after the Closing, the Company) following the Closing and any portion of the Stay Bonuses payable by Buyer and its Affiliates shall be payable in accordance with the terms of the arrangements evidencing the applicable Stay Bonus and applicable Law.

(d)                                 Effective as of the Closing, all Continuing Employees shall cease to participate in all Company Benefit Plans.

(e)                                  To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by Buyer or its operating Subsidiary, as applicable, for the benefit of Continuing Employees, except with respect to the Casino Queen Employee Stock Ownership Plan, Continuing Employees (and their eligible dependents) shall be given credit for their service with the Company and its Affiliates (including Seller) (i) for purposes of eligibility to participate, for purposes of vesting, and for purposes of vacation and severance (but no other purpose), benefit accrual to the extent such service was taken into account under a corresponding Company Benefit Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations; provided, however, that such service need not be credited in accordance with this Section 6.10(e) to the extent it would result in a duplication of benefits or to the extent that an applicable plan of Buyer or its operating Subsidiary is insured and the applicable insurer does not consent to the foregoing provisions, provided Buyer or its operating Subsidiary, as applicable, shall use reasonable efforts to obtain such consent.  Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, Continuing Employees shall not be given credit for their service with the Company and its Affiliates (including Seller) for purposes of vesting or eligibility to participate,  or for any other purposes, with respect to the Casino Queen Employee Stock Ownership Plan.

(f)                                   Without limiting the generality of any other provision of this Section 6.10 and for the avoidance of doubt:

(i)                                     To the extent not paid as of the Closing Date, Buyer shall cause the Company to assume liability for, and to pay to each Continuing Employee who is employed by the Company as and when due, the annual bonus to which the Continuing Employee is entitled under Seller’s annual performance bonus plan (the “Annual Bonus Arrangement”) for the fiscal year ended April 24, 2017; provided, that an accrued liability in respect of such amounts is included on the Final Closing Statement.

(ii)                                  In the event that the Closing does not occur until after the fiscal year ended April 24, 2017, or any fiscal year thereafter in which the Closing Date occurs, Buyer shall not be responsible for, and shall not be obligated to cause the Company to pay to any

Continuing Employee, any annual bonus that such Continuing Employee would have received under the Annual Bonus Arrangement for any such fiscal year; provided, however, in such event, Seller shall be permitted to pay, or cause the Company to pay, a prorated annual bonus to such Continuing Employee equivalent to the pro rata amount such Continuing Employee would have received under the Annual Bonus Arrangement for the portion of the bonus period up to and including the Closing Date. If Seller determines, in its sole and absolute discretion, to make any such bonus payments, Seller may cause the Company to institute a special payroll period (which shall be a one time event and occur immediately prior to the Closing) to pay the prorated annual bonuses to the applicable Continuing Employees.

(iii)                               Buyer shall cause the Company to provide severance payments and benefits to any Continuing Employee whose employment is terminated within ninety (90) days after the Closing which are no less favorable than the severance benefits that would have been paid to such Continuing Employee under Seller’s written severance plan as in effect on the Closing Date for a termination under comparable circumstances, such plan being set forth on Schedule 6.10(f)(iii).

(g)                                  Buyer agrees to indemnify, defend and hold harmless Seller from and against any loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) that may be incurred by, or asserted against, Seller arising out of or relating to Buyer’s failure, if any, to comply with the Worker Adjustment Retraining and Notification Act or any similar state Laws with respect to the Continuing Employees.

(h)                                 Except for those Continuing Employees and Offered Employees who are employed by Buyer pursuant to this Section 6.10, Buyer agrees that for a period commencing on the date hereof and ending on the date which is eighteen (18) months after the earlier of the date of any termination of this Agreement and the Closing Date, Buyer shall not (and shall cause its Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Seller or any of its Affiliates (other than the Company subsequent to Closing), until such individual has been separated from such employment for at least forty-five (45) days (subject in all cases to the restrictions in Section 6.10(b)), unless Seller provides Buyer specific prior written consent; provided, however, that the foregoing shall not prohibit Buyer from employing any such person who contacts Buyer on his or her own initiative without any direct or indirect solicitation or encouragement from Buyer or any general solicitation of employees that is not targeted at such individuals (subject in all cases to the restrictions in Section 6.10(b)).  For the avoidance of doubt, this Section 6.10(h) shall survive the termination of this Agreement.

(i)                                     Seller agrees that for a period commencing on the date hereof and ending on the date which is eighteen (18) months after the earlier of the date of any termination of this Agreement and the Closing Date, Seller shall not (and shall cause its Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Buyer or any of its Affiliates, until such individual has been separated from such employment for at least forty-five (45) days, unless Buyer provides Seller specific prior written consent; provided, however, that the foregoing shall not prohibit Seller from employing any such person who contacts Seller on his or her own initiative without any direct or indirect solicitation or encouragement from Seller or any general solicitation of employees that is not targeted at such individuals.  For the avoidance of doubt, this Section 6.10(i) shall survive the termination of this Agreement.

(j)                                    Nothing in this Section 6.10, whether express or implied, shall confer upon any Person who is not a Party to this Agreement, including any Continuing Employee or Offered Employee, any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever and nothing contained herein shall be treated as an amendment of the Company Benefit Plan.

6.11                        Termination of Affiliate Contracts.  Seller shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to terminate the Affiliate Contracts (other than this Agreement, the Related Documents and any documents required in connection with the transactions contemplated by Sections 2.1, 3.1 and 3.6) in a form reasonably satisfactory to Buyer effective as of the Effective Time (the “Termination of Affiliate Contracts”); provided that, for the avoidance of doubt, with respect to any Affiliate Contracts that are enterprise-level Contracts maintained by Seller or its Affiliates (other than the Company), Seller shall terminate only the Company’s rights and obligations with respect to such Contracts.  Except as contemplated by Sections 2.1, 3.1 and 3.6, the Termination of Affiliate Contracts shall be without liability or loss to the Company, including as to liabilities or losses remaining under any Affiliate Contracts.

6.12                        Reservations; Chips.

(a)                                 Reservations.  Buyer will honor the terms and rates of all reservations (in accordance with their terms) made prior to the Closing at the Company Property by guests or customers, including advance reservation Cash deposits, for rooms or services confirmed by Seller or the Company for dates on or after the Closing Date in the ordinary course of business of the Business located at the Company Property.  Buyer recognizes that such reservations may include discounts or other benefits, including benefits extended under the Isle of Capri Fan Club Card or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations; provided, that all such discounts or other benefits shall be provided in the ordinary course of business of operating and supporting the Business located at the Company Property and shall be set forth on the Final Closing Statement.  Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers that (i) have been entered into as of the date hereof, or (ii) are entered into in the ordinary course of business of operating and supporting the Business located at the Company Property, at the rates and terms provided in such agreements.

(b)                                 Redemption and Destruction of Chips and Tokens.  The Company shall, if required by the applicable Gaming Laws, submit a plan to the relevant Gaming Authorities at least thirty (30) days prior to the Closing, or such other date required by the Gaming Authorities, for the redemption and destruction of all gaming chips and tokens used by the Company.  After such plan is approved by the relevant Gaming Authorities (or immediately upon the Closing Date, if no such approval is necessary), Buyer shall redeem for Cash all of the gaming chips, tokens and tickets issued by the Company prior to the Closing at the Company Property for a period of not less than one hundred and twenty (120) days.  Following the Closing, except in connection with the redemption and destruction of the Company’s gaming chips, tokens and tickets described in such plan, Buyer shall cease to issue or use (and Buyer shall not reissue or reuse) any such existing gaming chips, tokens or tickets of the Company or Seller.  After the Closing, Buyer shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the Business subsequent to Closing, including any obligation to destroy such gaming chips, tokens and tickets.

6.13                                    Website Links.  For a period of six (6) months following the Closing Date, Seller shall maintain on the www.isleofcapricasinos.com website a “Marquette” link to the website for the Company that will be maintained by Buyer, for the purpose of redirecting website traffic from such “Marquette” link to Buyer’s website for the Company; provided, however, that the foregoing rights and obligations under this Section 6.13 will automatically terminate and be of no further force or effect if at any time during such period six (6)-month Seller ceases its use and maintenance of the  www.isleofcapricasinos.com website.

6.14                                    Risk of Loss Relating to Company Property and Real Property.  If there shall occur any material damage or destruction of any Owned Real Property, Leased Company Property or the Vessel (collectively, the “Subject Property”), including damage or destruction resulting from weather such as natural disasters, faulty construction, fire or flood, Seller shall promptly notify Buyer thereof and, to the extent known, of the scope and estimated amount of such damage or destruction.

(a)                                 Minor Loss.  Buyer shall be bound to consummate the Transactions as required by the terms hereof, without regard to the occurrence or effect of any such material damage or destruction of any of such Subject Property; provided, that:  (i) the cost to repair any such damage or destruction to the Subject Property is less than or equal to $7,500,000 (a “Minor Loss”) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer; and (ii) Buyer shall have the option (A) for a period of thirty (30) days after receipt of Seller’s notice of the occurrence of a Minor Loss, upon written notice to Seller, to delay the Closing until such time as Seller has repaired the damage to such Subject Property to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, or (B) to close the Transactions on the terms and subject to the condition of this Agreement notwithstanding the failure to complete such repair of such Subject Property, whereupon Seller shall pay to Buyer at the Closing (in the form of a reduction to the Closing Payment in accordance with Section 3.1(a)), from any insurance proceeds or otherwise should adequate insurance proceeds not then be available, the remaining cost to repair the damage to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted.  Seller’s notice of the occurrence of a Minor Loss shall be deemed to amend and supplement the appropriate Seller Schedules and cure any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such Minor Loss for purposes of the conditions to the Closing set forth in Article VII and remedies under Article IX, subject to Seller’s obligation to pay to Buyer the amounts under this Section 6.14(a).

(b)                                 Major Loss.  If the cost to repair the material damage or destruction to any Subject Property exceeds $7,500,000 (a “Major Loss”) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer, then Buyer may elect to terminate this Agreement, such election to be effective only if exercised (i) by Buyer in writing within forty-five (45) days after Buyer’s receipt of Seller’s notice of the occurrence of such damage or destruction or (ii) by Seller in writing within forty-five (45) days after the occurrence of such damage or destruction.  If Buyer or Seller elect to terminate this Agreement by delivering written notice thereof as provided in this Section 6.14(b), then this Agreement shall terminate in accordance with Article VIII.  If neither Buyer nor Seller gives timely written notice of termination of this Agreement within the time period required herein, then this Agreement shall not terminate and Seller shall promptly commence the repair of the damage to such Subject Property to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, and at the Closing, if Seller shall not have returned such Subject Property to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, there shall be a credit against the Closing Payment hereunder equal to the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction (but not business interruption insurance proceeds), plus the amount of any insurance deductible, self-insured retention or similar amount with respect to any damaged or destroyed Subject Property, less any sums expended by Seller or the Company toward the restoration or repair of such Subject Property.  If such proceeds have not been collected as of the Closing Date and the Subject Property has not been returned to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, then there shall be a credit against the Closing Payment due hereunder equal to the amount of the insurance deductible, self-insured retention or similar amount with respect to such damaged or destroyed Subject Property, and such proceeds (but not business interruption insurance proceeds) shall be assigned to Buyer (and Seller shall reasonably cooperate with Buyer after the Closing to collect such proceeds), except to the extent needed to reimburse Seller for sums expended to repair or restore the damaged or destroyed Subject Property, and Seller shall retain the rights to such proceeds to such extent.  Seller’s notice of the occurrence of a Major Loss shall be deemed to amend and supplement the appropriate Seller Schedules and cure any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such Major Loss for purposes of the conditions to Closing set forth in Article VII and remedies under Article IX, subject to Seller’s obligation to pay Buyer the amounts under this Section 6.14(b) and the termination rights under this Section 6.14(b).

(c)                                  Condemnation.  In the event all or a material portion of the Subject Property is taken by eminent domain or becomes subject to a taking by eminent domain or a deed in lieu of condemnation prior to the Closing Date, Seller shall promptly notify Buyer in writing of the same (the “Eminent Domain Notice”), each of Seller and Buyer, at their respective option to be exercised in writing within thirty (30) days after receipt by Buyer of the Eminent Domain Notice, may either terminate this Agreement or proceed with the Closing as set forth herein, and if the Parties proceed with the Closing, Buyer shall accept title to all of such Subject Property subject to such taking or proceeding, together with an assignment of all of Seller’s rights and interest in and to any proceeds or compensation in connection with such taking or proceeding other than as provided herein and a credit against the Closing Payment for any amounts previously paid to Seller as condemnation proceeds or compensation in connection therewith, other than as provided herein, less the amount of the aggregate proceeds reasonably required to compensate Seller for the loss of revenue for the pre-Closing period related to such eminent domain or taking, which portion of the proceeds shall be retained by Seller or paid over to Seller, as applicable.  If Buyer or Seller elect to terminate this Agreement by delivering a timely written notice thereof to Seller within such 30-day period, then this Agreement shall terminate in accordance with Article VIII; and otherwise Buyer shall be deemed to have elected to proceed with the Closing on the terms and subject to the conditions set forth in this Agreement.  Seller’s Eminent Domain Notice shall be deemed to amend and supplement the appropriate Seller Schedules and cure any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such matter disclosed in the Eminent Domain Notice for purposes of the conditions to Closing set forth in Article VII and remedies under Article IX, subject to Seller’s obligation to pay to Buyer the amounts under this Section 6.14(c) and the termination rights under this Section 6.14(c).

6.15                        Release of Guarantees.

(a)                                 Prior to the Closing, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Buyer and Seller, (i) terminate or cause to be terminated, or, if required for the continued operation of the Company post-Closing in the ordinary course of business, cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates (other than the Company) (each, a “Released Party” and collectively, the “Released Parties”) in respect of all liabilities of the Released Parties under each guarantee, deposit or letter of credit of or relating to liabilities (including under any Material Contract, Contract, Company Lease or other real property lease) of the Company, as set forth on Schedule 6.15(a)(i) (“Guarantees”); provided, however, that Seller shall remain solely responsible for any amounts payable to the extent related to the period prior to the Closing under any Guarantee, and (ii) cause Buyer or one of its Affiliates to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith), or other security acceptable to the applicable obligee, issued on behalf of Buyer or one of its Affiliates in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of the Company that is required for the continued operation of the Company in the ordinary course, as set forth on Schedule 6.15(a)(ii) (the “Surety Bonds”); provided, however, that Seller shall remain solely responsible for any amounts payable to the extent related to the period prior to the Closing under any Surety Bond that was not so replaced.  In the case of the failure to do so by the Closing, then, following Closing, Seller and Buyer shall continue to cooperate and use their respective commercially reasonable efforts as described in the preceding sentence.  Buyer shall (x) indemnify the Released Parties for any and all liabilities and losses arising from such Guarantees and Surety Bonds to the extent related to the period from and after the Closing and (y) not permit the Company or its Affiliates to (A) renew or extend the term of, (B) amend or waive any provision of, (C) increase its obligations under, or (D) transfer to another third party any Material Contract, Contract, letter of credit, Company Lease or other real property lease or other liability for which any Released Party is or would be liable under such Guarantee or Surety Bond.  To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond related to the period from and after the Closing, Buyer shall use commercially reasonable efforts to (I) fully perform or cause to be fully performed such obligations on behalf of such Released Party or (II) otherwise take such action as reasonably requested by Seller so as to place such Released Party in the same position as if Buyer (and not such Released Party) had performed or was performing such obligations.  For the avoidance of doubt, Buyer or its Affiliates shall, if required by the applicable obligee, post a letter of credit, cash deposit or otherwise provide appropriate assurances in replacement of any existing letters of credit, cash deposits or other assurances acceptable to the applicable obligee in amounts and on terms as may be required by the applicable obligee but in no event greater than the existing amount of any such letter of credit, cash deposit or assurance to effectuate the foregoing with respect to the Guarantees.

(b)                                 Prior to the Closing, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Seller and Buyer, (i) terminate or cause to be terminated, or cause Seller or one of its Affiliates (other than the Company) to be substituted in all respects for the Company in respect of all liabilities of the Company under, each guarantee, deposit or letter of credit of or relating to liabilities of Seller or any of its Affiliates (other than the Company), as set forth on Schedule 6.15(b)(i) (“Company Guarantees”), and (ii) cause Seller or one of its Affiliates (other than the Company) to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Seller or one of its Affiliates (other than the Company) in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Company for the benefit of Seller or one of its Affiliates (other than the Company), as set forth on Schedule 6.15(b)(ii) (the “Company Surety Bonds”).

6.16                        Director and Officer Liability and Indemnification.

(a)                                 Buyer and the Company agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate or articles of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, shall not be terminated or modified in a manner as to adversely affect any director or officer to whom such provisions apply, and shall survive the Closing Date and continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years.

(b)                                 The obligations of Buyer and the Company under this Section 6.16 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.16 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.16 applies shall be third-party beneficiaries of this Section 6.16).

(c)                                  In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Buyer and the Company shall, in each such case, ensure that the successors and assigns of such Company assume the obligations set forth in this Section 6.16.  The provisions of this Section 6.16(c) shall apply to all of the successors and assigns of the Company.

6.17                        Pre-Closing Claims.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to, and shall be entitled to cause the Company to, solely at Seller’s own cost, risk and expense, (a) control the defense and investigation of any Pre-Closing Claim, (b) employ and engage attorneys of its own choice to handle and defend any Pre-Closing Claim and (c) compromise, settle or otherwise discharge any Pre-Closing Claim, in each case before and after the Closing; provided, however, that any applicable settlement (including any settlement agreement) shall not contain an admission of liability by the Company and must include a confidentiality provision.  After the Closing, Buyer shall, and shall cause the Company to, at no cost to Buyer or the Company, reasonably cooperate with Seller and its Affiliates and Representatives in connection with the foregoing.

6.18                        Slot Club.  Buyer (a) acknowledges that, prior to the date hereof, Seller has provided to Buyer all information reasonably requested by Buyer relating to Seller’s accounting methodologies used to determine the Company’s liability with respect to Seller’s slot club program reflected on the most recent Balance Sheet and the Latest Balance Sheet, (b) agrees that such liabilities with respect to Seller’s slot club program reflected on the most recent Balance Sheet and the Latest Balance Sheet are calculated in accordance with such methodologies provided by Seller and (c) agrees not to take any position or make any claim after the date hereof that any such liability was not properly determined in accordance with such methodologies.

6.19                        Use of Players List.  Neither Buyer nor any of its Affiliates (including after the Closing, the Company) or Representatives shall use the Players List in any manner contrary to Gaming Laws or other Laws.

6.20                        No Control.  Except as permitted by the terms of this Agreement and applicable Law, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the business operated at the Company Property.  Until the Closing, the operations and affairs of the Company, the Business and the Company Property shall be the sole responsibility of and under Seller’s or its Affiliates complete control, subject to the terms of this Agreement and applicable Law.

6.21                        Insurance.

(a)                                 Seller’s and any of its Affiliates’ fire and casualty insurance, business interruption insurance, liability insurance, property insurance, marine insurance, workers’ compensation insurance and other insurance policies shall cease to provide coverage for the Company, the Company Property, the Business and the officers, directors, managers and employees thereof (collectively, the “Buyer Insureds”) on and after the Closing Date, and any refunded premiums shall be retained by Seller.  Buyer will be solely responsible for acquiring and placing fire and casualty insurance, business interruption insurance, liability insurance, property insurance, marine insurance, workers’ compensation insurance and other insurance policies for the Buyer Insureds for all periods on and after the Closing Date.  Except as otherwise contemplated herein, Buyer acknowledges that all insurance policies or proceeds thereof, or receivables or indemnities coverage thereunder, of Seller and any of its Affiliates (the “Seller Insurance Policies”) are being retained by, and are assets of, Seller and, following the Closing, no claims may be brought by Buyer or any of its Affiliates (including, after the Closing, the Company) under any Seller Insurance Policy regardless of whether the events underlying such claim arose prior to, on or after the Closing.

(b)                                 Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, upon request by and at the sole cost, risk and expense of Seller or its Affiliates, reasonably cooperate in connection with any Pre-Closing Claims and shall, upon request by and at the sole cost, risk and expense of Seller or its Affiliates, assist and cooperate in asserting or submitting claims relating to such claims or any other liabilities to the extent of the insurance coverage available to Seller or its Affiliates under the Seller Insurance Policies for periods prior to the Closing.  Buyer’s obligation to cooperate with Seller pursuant to this Section 6.21(b) shall include, upon request by and at the sole cost, risk and expense of Seller or its Affiliates, allowing Seller’s insurers or insurance adjustors, or their respective Representatives, reasonable access to the Company, the Company Property and the books, records and personnel of Company on or after the Closing for the purposes described herein.

(c)                                  Buyer shall promptly notify Seller in writing of any claim related to the period prior to the Closing or any other liability that Buyer believes may be covered by the Seller Insurance Policies of which it has knowledge or acquires knowledge on or after the Closing Date.

6.22                        Financing.  Buyer shall, and shall cause its applicable Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to keep in place, enforce and consummate the Debt Financing on the terms and subject to the conditions set forth in the Debt Commitment Letters, and each of Buyer, and its applicable Affiliates shall use their respective reasonable best efforts to obtain alternative financing, if necessary to consummate the Transactions, whether debt, equity or otherwise.  In the event all or any portion of the Debt Financing becomes unavailable, each of Buyer and its applicable Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for alternative financing.  Each of Buyer and its applicable Affiliates shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letters or any definitive agreements related to the Debt Financing if such amendment, supplement, modification or waiver would reasonably be expected to adversely affect or delay the consummation of the Debt Financing or the Closing.  In the event of any amendment, supplement or modification of, or waiver of any rights under, the Debt Commitment Letters, or any definitive agreements related to the Debt Financing, Buyer shall provide a copy thereof to Seller promptly, and in any event within three (3) Business Days, and references in this Agreement to the term “Debt Commitment Letter” or “Debt Commitment Letters” shall be deemed to refer to any such Debt Commitment Letter as so amended, supplemented or modified.  Neither Buyer nor its Affiliates shall terminate or agree to terminate the Debt Financing; provided, however, that for the avoidance of doubt, the foregoing shall not limit any Financing Party’s right to terminate the Debt Financing in accordance with the terms and subject to the conditions of its Debt Commitment Letter.  In the event alternative financing is obtained, references in this Agreement to the “Debt Financing” shall be deemed to include such alternative financing.  Buyer shall keep Seller informed as to all material developments affecting any Debt Financing or alternative financing.

6.23                        Cooperation with Financing.  Seller and the Company shall provide, and shall cause their respective Representatives to provide, commercially reasonable cooperation as may be reasonably requested by the Buyer in connection with the Debt Financing, including providing to the Buyer financial information and other information, certificates, payoff letters and deliverables as may be reasonably requested by the Buyer in connection with the arrangement or consummation of the Debt Financing, and assisting the Buyer in the preparation of the pro forma financial statements contemplated by the Debt Commitment Letters; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of Seller, the Company or any of their respective Affiliates, (ii) neither Seller, the Company or any of their respective Affiliates shall be required to pay any commitment or other similar fee in connection with any Debt Financing and (iii) Buyer indemnifies and holds harmless Seller, the Company and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any Debt Financing and any information utilized in connection therewith.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligations.  The respective obligations of each Party to this Agreement to effect the Closing is subject to the satisfaction or waiver, to the extent permitted by Law, on or prior to the Closing of the following conditions:

(a)                                 No Injunctions, Restraints or Proceedings.  There shall not be any judgment, order, decree, stipulation, injunction or charge from any Governmental Entity in effect preventing or prohibiting the consummation of any of the Transactions, and no Proceeding brought by a Governmental Entity shall be pending that would reasonably be expected to (i) prevent or prohibit the consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) make it illegal for any Party to perform its obligations hereunder.

7.2                               Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct on the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true, correct and complete as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b)                                 Performance of Obligations.  Seller and the Company shall have performed and complied in all material respects with the agreements and obligations required by this Agreement to have been performed or complied with by them prior to or at the Closing.

(c)                                  Gaming Approvals.  Buyer and its Affiliates shall have obtained the Closing Gaming Approvals and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.  Seller shall have obtained the Gaming Approvals that Seller and its Affiliates are required to obtain under applicable Gaming Laws, if any, in order to consummate the Transactions and the Closing and each of the foregoing Gaming Approvals shall be in full force and effect at and as of the Closing Date.

(d)                                 Certain Deliveries.  Seller and the Company, as applicable, shall have delivered to Buyer, as applicable, each of the following:

(i)                                     a certificate of Seller, dated the Closing Date, executed by a duly authorized officer of Seller on behalf of Seller, stating that the conditions specified in Sections 7.2(a) and 7.2(b) as they related to Seller or the Company have been satisfied;

(ii)                                  written evidence reasonably satisfactory to Buyer that, all Indebtedness of the Company (including Intercompany Debt) has been or will be paid in full or otherwise discharged or extinguished as of the Closing Date and that any and all  Liens (other than any Gaming Law restrictions and Permitted Liens, including state and federal securities law restrictions and restrictions contained in the Company’s Organizational Documents) on the Equity Interests and the assets of the Company, including the Real Property and the Vessel, set forth on Schedule 7.2(d)(ii) have been or will be released as of the Closing Date, such as payoff letters executed by the applicable lenders evidencing that, upon repayment of the outstanding applicable indebtedness, such Indebtedness has been paid, discharged or extinguished and such Liens (other than Permitted Liens and any Gaming Law restrictions) on such assets securing such indebtedness shall be released at Closing; and

(iii)                               to the extent Company Guarantees have been terminated or Seller or one of its Affiliates (other than the Company) has been substituted in all respects for the Company thereunder as of the Closing Date in accordance with Section 6.15(b), evidence in form and substance reasonably satisfactory to Buyer that (A) the Company Guarantees have been terminated or Seller or one of its Affiliates (other than the Company) has been substituted in all respects for the Company thereunder and (B) the Company Surety Bonds (or other security acceptable to the applicable obligee) have been issued on behalf of Seller or one of its Affiliates (other than the Company), in each case in accordance with Section 6.15(b).

(e)                                  Owner’s Title Insurance Policies.  Buyer shall have received final owner’s title insurance policies conforming in all material respects with the Pro-forma Title Insurance Policies or the Title Company shall have conditionally bound itself to issue such final title insurance policies in the ordinary course of business.

(f)                                   No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Material Adverse Effect (subject to Section 6.14).

7.3                               Conditions to the Obligations of Seller.  The obligations of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Buyer contained herein shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true, correct and complete would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Buyer’s ability to consummate the Transactions (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded).

(b)                                 Performance of Obligations.  Buyer shall have performed and complied in all material respects with the agreements and obligations required by this Agreement to have been performed or complied with by it prior to or at the Closing.  Buyer shall have paid to Seller the Closing Payment, including the Deposit.

(c)                                  Gaming Approvals.  Buyer and its Affiliates shall have obtained the Closing Gaming Approvals and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.  Seller shall have obtained the Gaming Approvals that Seller and its Affiliates are required to obtain under applicable Gaming Laws, if any, in order to consummate the Transactions and the Closing and each of the foregoing Gaming Approvals shall be in full force and effect at and as of the Closing Date.

(d)                                 Seller Closing Consents.  Seller shall have obtained the consents set forth on Schedule 7.3(d) and each such consent shall be in full force and effect at and as of the Closing Date.

(e)                                  Certain Deliveries.  Buyer shall have delivered to Seller the following:

(i)                                     a certificate of Buyer executed by a duly authorized officer thereof on behalf of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 7.3(a) and 7.3(b) as they relate to Buyer have been satisfied; and

(ii)                                  to the extent Guarantees have been terminated or Buyer or one of its Affiliates has been substituted in all respects for the Released Parties thereunder as of the Closing Date in accordance with Section 6.15(a), evidence in form and substance reasonably satisfactory to Seller that (i) the Guarantees have been terminated or Buyer or one of its Affiliates has been substituted in all respects for the Released Parties thereunder and (ii) the Surety Bonds (or other security acceptable to the applicable obligee) have been issued on behalf of Buyer or one of its Affiliates, in each case in accordance with Section 6.15(a).

7.4                               Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to act in good faith or to use the required efforts to cause the Closing to occur, as required by Sections 6.4 and 6.5.

7.5                               Waiver of Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

7.6                               Concurrent Delivery.  For the avoidance of doubt, it shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any Party to the others pursuant to the terms and subject to the conditions of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

ARTICLE VIII
TERMINATION

8.1                               Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, by written notice to the other Party, if the Closing has not taken place on or before the date which is nine (9) months after the date hereof (as may be extended pursuant to this Section 8.1(b), the “Outside Date”); provided, however, that if the Closing shall not have been consummated within such nine (9) month period solely for the failure to satisfy one or more of the conditions set forth under Sections 7.1(a), 7.2(c), 7.3(c) or 7.3(d) and the satisfaction of such conditions remains reasonably possible, the initial nine (9) month Outside Date may be extended by Buyer or by Seller, upon written notice given to the other Party prior to the expiration of the initial nine (9) month period (in accordance with Section 12.3), for up to an additional consecutive three (3) months; provided, further, that (i) Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Seller or the Company has failed to perform its obligations under this Agreement or otherwise breached this Agreement and such failure or breach has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Buyer or its Affiliates has failed to perform its obligations under this Agreement or otherwise breached this Agreement and such failure or breach has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date; provided, further, that in the event Seller terminates this Agreement pursuant to this Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Article VII have been satisfied or waived other than the condition set forth under Section 7.1(a), such termination shall be deemed a termination under Section 8.1(e);

(c)                                  by Seller, by written notice to Buyer, (i) if Buyer shall at any time, directly or indirectly, withdraw any of its or its Affiliates’ applications for any Gaming Approval, or (ii) if any Gaming Authority shall have made a determination, including issuing any legal constraint or prohibition, that such Gaming Authority will not issue all Closing Gaming Approvals on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under clause (i) or (ii) of this Section 8.1(c) shall not be available to Seller if Seller’s failure (or Seller’s Affiliate’s failure) to fulfill any of its obligations under this Agreement has been the primary cause of, or materially contributed to, a Gaming Authority making such determination not to issue a Closing Gaming Approval;

(d)                                 by either Buyer or Seller, by written notice to the other Party, if the non-terminating Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in a failure of a condition set forth in Sections 7.2(a) or 7.2(b) (if a breach by Seller) or Sections 7.3(a) or 7.3(b) (if a breach by Buyer), and such breach, if of a type that can be cured, shall not have been cured by the non-terminating Party or waived by the terminating Party within twenty (20) days after notice thereof from the terminating Party or, if earlier, by the date immediately preceding the Outside Date; provided, however, that if such breach cannot reasonably be cured within such twenty (20) day period but can be reasonably cured prior to the Outside Date, and the non-terminating Party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(d); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the terminating Party if the terminating Party shall have materially breached any representation, warranty, covenant or agreement in this Agreement, which material breach was the primary cause of, or materially contributed to, the breach of the representation, warranty, covenant or agreement on the part of the non-terminating Party for which this Agreement may have been terminated under this Section 8.1(d);

(e)                                  by either Buyer or Seller, by written notice to the other Party, if a court of competent jurisdiction or other Governmental Entity (other than any Gaming Authority) shall have issued a permanent injunction, cease and desist order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and such order, injunction, restraint or prohibition shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, such order, injunction, restraint or prohibition; or

(f)                                   by either Buyer or Seller, by written notice to the other Party, as provided in, and subject to the terms and conditions of, Sections 6.14(b) or 6.14(c).

8.2                               Effect of Termination.  If this Agreement is terminated as provided in Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the provisions of Sections 6.3 (Confidentiality), 6.7(a) (Expenses), 6.8 (Publicity), 6.10(h) (Non-solicitation of Seller and Company Employees), this Article VIII (Termination), and Article XII (General Provisions) will survive.  Nothing in this Section 8.2 shall be deemed to release any Party from any liability for any actual fraud in the making of the representations and warranties hereunder or willful breach by such Party with respect to such Party’s obligations under this Agreement.  For the avoidance of doubt, such phrase “willful breach” shall be interpreted throughout this Agreement to mean that the Party who engaged in such “willful breach” acted purposely with the conscious object of breaching the terms or provisions of this Agreement or otherwise causing the failure of a condition to such Party’s obligation to close the Transactions to occur; provided, however, that (a) if Buyer has complied with its obligations under Section 6.22 (Financing), and the Financing Sources nonetheless fail to fund the Debt Financing, such failure by Buyer to obtain the proceeds of the Debt Financing from the Financing Sources necessary to pay the Purchase Price and the failure to effectuate the Closing as a result thereof shall not be a “willful breach”, and (b) if Buyer has complied with its obligations under Section 6.5 (Regulatory Matters and Cooperation), and any Governmental Entity and/or Gaming

Authority nonetheless fails to provide the required Governmental Approvals or Closing Gaming Approvals necessary to consummate the Transactions, such failure by Buyer to obtain the Governmental Approvals and/or Closing Gaming Approvals necessary to effectuate the Closing as a result thereof shall not be a “willful breach”.

8.3                               Application of the Deposit.

(a)                                 In the event the Parties terminate this Agreement pursuant to Sections 8.1(a) or 8.1(f), then Seller shall promptly, and in any event within three (3) Business Days, pay to Buyer, as Buyer’s sole and exclusive remedy, the Deposit, together with any interest earned thereon less any banking fees associated with the separate account, as liquidated damages and not as a penalty, which the Parties acknowledge and agree is reasonable under the circumstances.

(b)                                 In the event that Buyer validly terminates this Agreement pursuant to Section 8.1(b) or 8.1(d), and, at the time of such termination pursuant to Section 8.1(b) or 8.1(d), Seller shall not also be entitled to terminate this Agreement pursuant to any of Section 8.1(b), 8.1(c) or 8.1(d), then Seller shall promptly, and in any event within three (3) Business Days, pay to Buyer, as Buyer’s sole and exclusive remedy, the Deposit, together with any interest earned thereon less any banking fees associated with the separate account, as liquidated damages and not as a penalty, which the Parties acknowledge and agree is reasonable under the circumstances.

(c)                                  In the event that Buyer validly terminates this Agreement pursuant to Section 8.1(e) (or a termination is deemed made under Section 8.1(e)) and, at the time of such termination pursuant to Section 8.1(e), Seller shall not also be entitled to terminate this Agreement pursuant to Section 8.1(c) or  8.1(d), then Seller shall promptly, and in any event within three (3) Business Days, pay to Buyer, as Buyer’s sole and exclusive remedy, the Deposit, together with any interest earned thereon less any banking fees associated with the separate account, as liquidated damages and not as a penalty, which the Parties acknowledge and agree is reasonable under the circumstances.

(d)                                 In the event (i) Seller validly terminates this Agreement pursuant to Section 8.1(e) and, at the time of such termination pursuant to Section 8.1(e), Buyer shall not also be entitled to terminate this Agreement pursuant to Section 8.1(d), and (ii) Buyer or one of its Affiliates’ failure to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, any such order, injunction, restraint or prohibition as contemplated under Section 8.1(e), the Deposit shall be retained by Seller free and clear of any adverse right or claim.

(e)                                  Upon any other termination of this Agreement under Section 8.1 not expressly provided in Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d), the Deposit shall be retained by Seller free and clear of any adverse right or claim. Prior to the Closing, entitlement to the Deposit pursuant to Section 8.3(d) and 8.3(e) shall in no way limit, diminish or waive any right of Seller or its Affiliates to recover additional Damages from, or exercise any other remedies at law or in equity against, Buyer or any of its Affiliates with respect to actual fraud or any willful misconduct by Buyer or any of its Affiliates.

(f)                                   Nothing in this Section 8.3 or any other provision of this Agreement shall in any way limit, diminish or waive the right of a Party to pursue specific performance remedies provided, however, that if Seller terminates this Agreement, Seller’s rights and remedies shall be limited to retaining the Deposit, absent actual fraud or willful misconduct by Buyer or its Affiliates.

(g)                                  For the avoidance of doubt, in no event shall more than one payment of the Deposit be made to Buyer under this Agreement.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1                               Survival of Representations, Warranties, Covenants and Agreements.  Subject to the limitations and other provisions of this Agreement, the representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the fifteen (15) month anniversary of the Closing Date; provided, however, that (a) each of the Fundamental Representations shall survive the Closing indefinitely, (b) the representations and warranties contained in Section 4.17 (Environmental Matters) shall survive until the date that is three (3) years immediately following the Closing Date, (c) the representations and warranties contained in Sections 4.13(a), 4.13(b) and 4.13(c) (Benefit Plans) shall survive until the date that is five (5) years immediately following the Closing Date, and (d) the representations and warranties contained in Section 4.11 (Taxes) shall survive until ninety (90) days following the expiration of the applicable statute of limitations.  Any covenants and agreements in this Agreement that by their terms are to be performed only during the pre-Closing period, including those in Section 6.1, shall terminate on the fifteen (15) month anniversary of the Closing Date. The other covenants and agreements of the Parties in this Agreement shall survive the Closing without any contractual limitation on the period of survival (except to the extent, if any, that a period is otherwise expressly set forth in such covenant or agreement or herein in connection with the applicable covenant or agreement).  The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the applicable “Survival Period” with respect to such representation or warranty or covenant or agreement.  The obligation to indemnify pursuant to Section 9.2 shall terminate upon expiration of the applicable Survival Period, unless an Indemnified Party shall have made a claim for indemnification pursuant to this Article IX prior to the expiration of the applicable Survival Period.  The termination of the applicable Survival Period for the representations and warranties or a covenant or agreement provided herein shall not affect a Party’s indemnification claim if such Party has made such claim in reasonable detail in writing and such written claim is received by the Indemnifying Party prior to the expiration of the applicable Survival Period.  No claim may be brought based upon, directly or indirectly, any of the representations and warranties or a covenant or agreement contained in this Agreement after the applicable Survival Period with respect to such representation or warranty or covenant or agreement has expired.

9.2                               Indemnification.

(a)                                 From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, liabilities, demands and expenses (whether or not arising out of Third Party Claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred by any Buyer Indemnified Party to the extent arising from:

(i)                                     any breach of any representation or warranty made by Seller in this Agreement;

(ii)                                  any breach of any covenant or agreement made or to be performed by Seller prior to, on or after Closing, or by the Company prior to or at the Closing, in this Agreement; and

(iii)                               any Pre-Closing Claims.

(b)                                 From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by any Seller Indemnified Party to the extent resulting from:

(i)                                     any breach of any representation or warranty made by Buyer in this Agreement;

(ii)                                  any breach of any covenant or agreement made or to be performed by Buyer, its Affiliates or their respective Representatives (including, after Closing, the Company) in this Agreement; and

(iii)                               the ownership, use, operation or maintenance of the Company or the Company Property, including the operation and support of the Business located at the Company Property, for matters occurring from and after the Effective Time.

9.3                               Interpretation.

(a)                                 Notwithstanding anything in this Agreement to the contrary, as used in this Article IX, the term Damages shall not include any consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, diminution in value, multiple of profits or other valuation methodology, or any similar damages, except to the extent of any such damages that are actually awarded to a Governmental Entity or other unaffiliated third Person by a court of competent jurisdiction.

(b)                                 Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article IX for any Damages (i) to the extent arising as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates, (ii) to the extent arising from a change in Law, accounting policies or interpretations thereof, after the date hereof, (iii) to the extent arising from or relating to any matter disclosed on the Seller Schedules (other than Pre-Closing Claims and matters disclosed on Corrective Disclosures), (iv) to the extent taken into account in calculating the Closing Payment pursuant to Section 3.1, (v) to the extent repaired, paid for or otherwise remedied or addressed pursuant to Section 6.14, or (vi) if such Damage is accrued, provided or reserved for in, or otherwise taken into account in connection with, the Working Capital adjustment pursuant to Article III.

9.4                               Procedure for Claims between Parties.  If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification pursuant to Section 9.2, such Indemnified Party shall give written notice briefly describing the claim in reasonable detail and the total monetary Damages sought (each, a “Notice”) to the indemnifying party pursuant to Section 9.2 (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article IX.  Any failure to submit any such Notice to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

9.5                               Defense of Third Party Claims.  If any lawsuit or enforcement action is filed against an Indemnified Party by any third Person (each, a “Third Party Claim”) for which indemnification pursuant to Section 9.2 may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.  The Indemnifying Party shall be entitled (if it so elects) at its own cost, risk and expense, (a) to take control of the defense and investigation of such Third Party Claim, (b) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party such that a conflict of interest exists that would make separate representation appropriate under applicable principles and canons of legal representation, in which event such Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (c) to compromise or settle such claim, which compromise or settlement shall be made only (i) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, or (ii) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall provide the Indemnifying Party all reasonably requested documents, including a power of attorney; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The Parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

9.6                               Limitations on Indemnity.

(a)                                 No Buyer Indemnified Party or Seller Indemnified Party shall seek, or be entitled to, indemnification under Sections 9.2(a)(i) or 9.2(a)(ii) or 9.2(b)(i) or 9.2(b)(ii) respectively, (i) unless the aggregate amount of Damages of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, with respect to any individual claim (or aggregated claims arising out of the same facts, events or circumstances) exceeds $25,000 (the “Minimum Amount”), and (ii) unless the aggregate amount of the individual claims (or aggregated claims arising out of the same facts, events or circumstances) for Damages (each of which is greater than the Minimum Amount) of the Buyer Indemnified Parties (collectively) or Seller Indemnified Parties, as applicable, for which indemnification is sought (x) exceeds $400,000 (the “Threshold”) and (y) is less than an amount equal to $4,000,000 (the “Cap”); provided, however, that if the aggregate amount of all individual claims (or aggregated claims arising out of the same facts, events or circumstances) for Damages (each of which is greater than the Minimum Amount) for which indemnification is sought pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) or 9.2(b)(i) or 9.2(b)(ii), as applicable, equals or exceeds the Threshold, then Buyer or Seller, as applicable, subject to the limitations in this Article IX, shall be entitled to recover only such Damages (each of which is greater than the Minimum Amount) in excess of the Threshold once the Threshold has been met, but in any event not to exceed the Cap (it being agreed that except as provided below, in no event shall the aggregate indemnification to be paid under Sections 9.2(a)(i) or 9.2(a)(ii) or 9.2(b)(i) or 9.2(b)(ii) exceed an amount equal to the Cap).  Notwithstanding the foregoing, the limitations contained in this Section 9.6(a) shall not apply to any Fundamental Representations, Pre-Closing Claims or any representations and warranties contained in Sections 4.11 (Taxes) and 4.13(c) (Benefit Plans).

(b)                                 In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party pursuant to this Article IX, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of (A) any amounts recoverable by such Indemnified Party under any title insurance policy (which, for the avoidance of doubt, such Indemnified Party must pursue using its reasonable best efforts prior to making any indemnification claim under this Article IX), (B) any amounts actually recovered by such Indemnified Party under any insurance policy or other right to recovery from a third party or otherwise with respect to such Damages (net of any costs and expenses incurred in obtaining such recovery) and (C) any Tax benefit realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Damages.  If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to the Indemnifying Party.  The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article IX.  Each Indemnified Party shall use its reasonable best efforts to mitigate any Damages that the Indemnified Party asserts or that it could reasonably be expected to assert under this Article IX.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, with respect to indemnification claims for breaches or inaccuracies of the representations or warranties set forth in Section 4.17:

(i)                                     a Buyer Indemnified Party shall be entitled to indemnification under Section 9.2(a)(i) with respect to Damages arising therefrom only to the extent the condition, action, event or circumstance that gave rise to such breach or inaccuracy (x) was caused by the failure of the Company to comply with any Environmental Law in effect as of or prior to the Closing Date, and (y) was not:

(A)                               discovered as a result of a Phase II or other intrusive environmental sampling, testing or investigation (collectively, the “Environmental Tests”) at or relating to the Real Property, unless a Buyer Indemnified Party has undertaken the Environmental Tests in response to a demand by a Governmental Entity, which request or demand (1) has not been, directly or indirectly, solicited or deliberately initiated by any Buyer Indemnified Party (or any successor, assign or Affiliate of any Buyer Indemnified Party or successor owner or operator of the Real Property) and (2) is communicated promptly to Seller and Seller is given the opportunity to participate in any and all further communications with such Governmental Entity;

(B)                               increased, accelerated or exacerbated after the Closing Date by any act or omission of a Buyer Indemnified Party (or any successor, assign or Affiliate of any Buyer Indemnified Party or successor owner or operator of the Real Property); or

(C)                               caused or triggered by the negligence, gross negligence, recklessness, misconduct or violation of Law of any Buyer Indemnified Party (or any successor, assign or Affiliate of any Buyer Indemnified Party or successor owner or operator of the Real Property).

(ii)                                  Seller’s obligation to indemnify any Buyer Indemnified Party with respect to any claims for breaches or inaccuracies of Section 4.17 is limited to costs that are incurred in a reasonable and commercially prudent manner, which shall incorporate the least stringent clean-up standards and least costly methods required by Environmental Laws to attain compliance with minimum applicable remedial standards for continued non-residential use of the relevant property or facility, having regard to prevailing industry practice, guidelines and industry standards.  Seller shall have no indemnification obligations under this Agreement to the extent Damages result from the cost of removal or treatment of any Hazardous Substance that can be managed in place in a commercially reasonable fashion to the extent approved and acceptable to all relevant Governmental Entities and while complying with the minimum requirements of Environmental Law for facilities of the type being remediated to the extent that such management would not materially and adversely impact operations at, or the value of, any relevant property or facility.

(iii)                               Seller and its Affiliates shall have the exclusive right, but not the obligation, to determine the scope of and otherwise conduct any required investigation, cleanup or remediation activities to address Hazardous Substances under applicable Environmental Law and may utilize any risk assessment methodologies, site controls and other mechanisms authorized under applicable Environmental Law in the performance of such investigation, cleanup or remediation activities; provided, that Seller (A) provides the Buyer Indemnified Party a reasonable opportunity to review and comment on the scope and conduct of the investigation, cleanup or remediation activities, (B) takes into account the Buyer Indemnified Party’s reasonable requirements, (C) complies in all material respects with any relevant Laws in undertaking such works, (D) does not unreasonably interfere with the Buyer Indemnified Party’s activities on the Real Property, and (E) uses commercially reasonable efforts to minimize any damage to the Real Property arising from or in connection with such works. In any case, the Parties shall enter into a mutually agreed upon access agreement consistent with the terms of this Agreement, and the Company shall use commercially reasonable efforts to ensure that ongoing operations at the subject facility shall not be unreasonably interrupted.

(d)                                 To the extent that an Indemnifying Party pays on an indemnification pursuant to Section 9.2, and the Indemnified Party has a claim against a third party (other than the Indemnifying Party), then the Indemnifying Party shall be subrogated to the claim of the Indemnified Party to the extent of the amount of indemnification paid by the Indemnifying Party and to the extent such payments are duplicative of amounts due to the Indemnified Party.

(e)                                  In no event shall a Buyer Indemnified Party or a Seller Indemnified Party be entitled to recover twice for the same Damages.

(f)                                   Any claim for indemnification pursuant to Section 9.2 for Damages in respect of Taxes shall be limited to such Damages incurred with respect to the Pre-Closing Tax Period.

(g)                                  In no event shall the Buyer Indemnified Parties (collectively) seek, or be entitled to, indemnification under this Article IX for Damages in an amount exceeding the Purchase Price.

9.7                               Payment of Damages.  An Indemnified Party shall be paid in Cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article IX, within fifteen (15) days after such amount is determined either by mutual agreement of the Parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such Proceeding.

9.8                               Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article IX and all payments made pursuant to Section 3.5 shall be treated by the Parties for Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

9.9                               Exclusive Remedy.  Except to the extent of claims alleging actual fraud in the making of the representations and warranties hereunder, and except pursuant to the terms of Section 3.5, after the Closing, the indemnities provided in Section 6.15 and this Article IX shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a Party from bringing an action after the Closing for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or any of the other agreements contemplated hereby to be entered into by the Parties.  Without limiting the foregoing, Buyer and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, actual fraud in the making of the representations and warranties hereunder, and claims arising under Section 3.5) such Party may have against the other Party arising under or based upon this Agreement or any exhibit, Schedule, document or certificate delivered in connection herewith, and no legal action under any Laws, including Environmental Laws or otherwise, sounding in tort, statute or strict liability, may be maintained by any Party (other than a legal action brought solely to enforce the provisions of this Article IX, Article X, Section 3.5 or the provisions of any other agreement executed pursuant to this Agreement) and, following the consummation of the Transactions, in no event shall any Party be entitled to any remedy of rescission of the Transactions.

ARTICLE X
TAX MATTERS

10.1                        Tax Returns.

(a)                                 The Parties acknowledge that the taxable year of the Company shall end as of the end of the Closing Date for federal income Tax purposes (and, to the extent applicable, for state Tax purposes).  Seller will include the income of the Company (including any and all income or gain attributable to the sale contemplated in Section 2.1 hereof) on Seller’s consolidated federal income Tax Returns (and, to the extent applicable, state Tax Returns) for all periods through the Closing Date and pay any federal income Taxes attributable to such income.

(b)                                 Seller shall prepare or cause to be prepared and timely file or cause to timely be filed all Tax Returns that are required to be filed by or with respect to the Company for any Pre-Closing Tax Periods.  Except for the Consolidated Returns, such Tax Returns shall be subject to Buyer’s review and comment, which comments Seller shall consider in good faith.  Buyer shall prepare or cause to be prepared in accordance with past practice of the Company and timely file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company for any taxable year or period beginning before and ending after the Closing Date (“Straddle Period”).  All Straddle Period Tax Returns shall be subject to Seller’s review and written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Except to the extent taken into account in the post-closing purchase price adjustment pursuant to Section 3.5, Seller shall pay to Buyer the amount of Taxes due in respect of such Tax Returns allocable to the portion of such Straddle Period ending on the Closing Date within fifteen (15) days of Buyer’s request, but in no event earlier than five (5) days before due, and Buyer shall remit or cause to be remitted all Taxes due in respect of such Tax Returns.  Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(c)                                  Neither Buyer nor any of its Affiliates shall (or after the Closing, shall cause or permit the Company to) (i) amend, re file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, (ii) file any Tax Return in a jurisdiction where the Company has not historically filed Tax Returns, (iii) initiate discussions or examinations with any Governmental Entity regarding Taxes, or make any voluntary disclosures with respect to Taxes relating in whole or in part to the Company with respect to any Pre-Closing Tax Period or Straddle Period, or (iv) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of Seller.

(d)                                 For purposes of this Section 10.1, in the case of any Straddle Period, Taxes  of the Company allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount allocable to such portion of the Straddle Period based on an interim closing of the books as of the end of the Closing with the Pre-Closing Tax Period portion of the Straddle Period including any and all income or gain attributable to the sale contemplated in Section 2.1 hereof; provided, however, that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

10.2                        Tax Indemnification Procedures; Contest Provisions.

(a)                                 Each Party shall promptly notify the other Party in writing upon receipt by such Party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, claims or assessments (a “Tax Claim”) for which such Party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Article IX.  The failure of a Buyer Indemnified Party or a Seller Indemnified Party to give reasonably prompt notice of any Tax Claim to the other Party shall not release, waive or otherwise affect such other Party’s obligations with respect thereto, except to the extent the first Party is adversely prejudiced as a result of such failure.

(b)                                 Notwithstanding Sections 9.4 and 9.5, Seller shall have the sole right, in good faith, to control and to represent the interests of the Company in and with respect to any Tax Claim or administrative or court proceeding relating to Taxes for a Pre-Closing Tax Period and to employ counsel of its own choice for such purpose.  Seller shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of the Company for any Pre-Closing Tax Period except that the prior consent of Buyer (which shall not be unreasonably withheld) is required of a settlement that negatively affects Buyer with respect to a Tax period ending after the Closing Date.  In the case of any Straddle Period, Seller shall be entitled to participate at its expense in or with respect to any Tax Claim or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending after the Closing Date and, with Buyer’s consent (not to be unreasonably withheld, conditioned or delayed), and at Seller’s sole expense, may assume the entire control of such audit or proceeding.  From and after the Closing, none of Buyer, the Company or any of their respective Affiliates shall settle or compromise, or agree to settle or compromise, any Tax Claim related to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

10.3                        Tax Refunds.

(a)                                 Any Tax refund or credit that is received by Buyer or the Company, and any amount credited against Tax to which Buyer or the Company become entitled, that relate to any Pre-Closing Tax Period or the portion of the Straddle Period ending at the end of the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(b)                                 Any amount of Taxes that was reflected on the Final Closing Statement that was not in fact paid over to the appropriate taxing authority shall be for the account of Seller, and Buyer shall pay over to Seller any such amount within fifteen (15) days after the determination of Taxes to which such amount relates.

10.4                        Tax Records.  For a period of seven (7) years after Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the business of the Company (including access to books and records) for any Pre-Closing Tax Periods or Straddle Periods as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding relating to Taxes involving the business conducted by the Company for any Pre-Closing Tax Periods or Straddle Periods.  Buyer shall retain the books and records of the Company delivered to Buyer in accordance with this provision for a period of seven (7) years after Closing.

10.5                        Tax Benefits.  Seller shall be entitled to any Tax benefit arising from the payment of any Transaction Expense and Buyer agrees that any such Tax benefit shall be allocated to the applicable Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date.

10.6                        Tax Election.  Neither Buyer nor any of its Affiliates shall make any election under Section 338 or 336(e) of the Code or any state, local, or foreign law equivalent in respect of the transactions contemplated by this Agreement.

ARTICLE XI
PROPERTY

11.1                        As Is, Where Is.  Buyer or its Representatives to the extent so desired have examined and inspected the Company Property prior to the execution of this Agreement, and subject to the provisions of this Article XI and otherwise in this Agreement, Buyer agrees to accept the Company Property in an “AS IS, WHERE IS” condition as of the Closing.  Buyer agrees that, except as expressly provided in Article IV, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller or its Affiliates, or any salesperson or broker (if any) involved in this transaction as to the Company Property, including:  (a) any representation, statements or warranties as to the physical condition of the Company Property; (b) the fitness and/or suitability of the Company Property for use as a resort, hotel, casino and/or any other use or purpose; (c) the financial performance of, or any projections related to, the Company or its casinos or hotels; (d) the compliance of the Company Property with applicable building, zoning, subdivision, environmental, land use laws, codes, ordinances, rules or regulations or any other Laws; (e) the state of repair or condition of the Company Property; (f) the value of the Company Property; (g) the manner or quality of construction of the Company Property; (h) the income derived or to be derived from the Company or its casinos or hotels; or (i) the fact that the Company Property may be located in hurricane zones, on earthquake faults or in seismic hazardous zones.  Seller and its Affiliates make no representations or warranties as to merchantability or fitness for any particular purpose and no implied representations or warranties and disclaims all such representations and warranties.  Without limiting the foregoing, and except as expressly set forth in Article IV, Seller and its Affiliates disclaim any warranty of title or non-infringement and any warranty arising by industry custom or course of dealing.  Without limiting the generality of the foregoing, Buyer and its Affiliates acknowledge that neither Seller nor any of its Affiliates or their respective Representatives has made any representation or warranty with respect to, and neither Buyer nor its Affiliates are relying on, any management presentation, confidential information memoranda, business plans, data site materials, projections, forecasts or forward looking statements made by or made available to Buyer or any of its Affiliates or Representatives.  Buyer and its Affiliates acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Company Property and on the representations and warranties expressly set forth in Article IV, subject to the limitations and restrictions specified herein.  Subject to this Section 11.1 and compliance by Seller and the Company with their respective representations, warranties, covenants and agreements set forth herein prior to the Closing, Buyer and its Affiliates, for themselves and their respective successors and assigns, waive any right to assert any claim against Seller or its Affiliates at law or in equity, relating to any matter described in clauses (a) through (i) of this Section 11.1, or otherwise disclaimed in this Section 11.1, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

ARTICLE XII
GENERAL PROVISIONS

12.1                        Assignment.  This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.  This Agreement and the rights, interests and obligations hereunder may not be assigned or otherwise transferred by any Party without the prior written consent of both Buyer and Seller, except that a transfer by operation of the laws of inheritance, merger (in any form), stock or asset purchase, restructuring, reorganization or other change of control transaction shall be permitted without the consent of any Party; provided, however, that Buyer shall have the right to (i) assign its respective rights and obligations under this Agreement to any wholly-owned Subsidiary of Buyer upon written notice to Seller, and (ii) collaterally assign this Agreement to its Financing Sources; provided, further, that in all cases, no permitted assignment or transfer shall relieve the assigning Party of its obligations or agreements hereunder or require the other Parties to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring Party permitted under or pursuant to this Agreement.  Any attempted assignment or transfer in violation of this Section 12.1 shall be null and void.

12.2                        No Third Party Beneficiaries.  Except as expressly provided by Section 12.18 with respect to the Financing Sources, this Agreement is for the sole benefit of the Parties, their permitted assigns and as provided in Section 6.16, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties, such assigns and as provided in Section 6.16, any legal or equitable rights hereunder.

12.3                        Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by nationally recognized overnight courier service and shall be deemed given when so delivered by hand or facsimile or email or one (1) Business Day after dispatch (in the case of overnight courier service).  Without prejudice to Section 12.2 above, all such notices or other communications shall be addressed as follows:

(a)                                 if to Buyer or, after Closing, to the Company:

CQ Holding Company, Inc.

200 South Front Street

East St. Louis, Illinois  62201

Attn:  Jeffrey Watson, President & General Manager

Email:  JWatson@casinoqueen.com

Fax:  618 482 8060

with a copy (which shall not constitute notice) sent contemporaneously to:

Husch Blackwell, LLP

190 Carondelet Plaza, Suite 600

St. Louis, Missouri  63105

Attention:  Chris Hamlin

Email:  chris.hamlin@huschblackwell.com

Fax:  314 480 1505

(c)                                  if to Seller or, prior to the Closing, to the Company:

Isle of Capri Casinos, Inc.

600 Emerson Road

St. Louis, Missouri  63141

Attn:  Sean Nesbit, Vice President of Finance and Strategy

Attn:                    Edmund L. Quatmann, Jr., Chief Legal Officer and Secretary

Email:  Sean.Nestbit@islecorp.com; Ed.Quatmann@islecorp.com

with a copy (which shall not constitute notice) sent contemporaneously to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois  60606

Attn:  Christian Fabian

Email:  cfabian@mayerbrown.com

Fax:  312-706-8535

12.4                        Headings.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5                        Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means including .pdf form), each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

12.6                        Entire Agreement.  This Agreement and the Related Documents (and all exhibits and schedules to this Agreement and thereto) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, relating to such subject matter.  Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement and the Related Documents.

12.7                        Amendments; Extensions and Waivers.  This Agreement may not be amended except by a writing signed by Buyer and Seller and, to the extent required by Section 12.18(c), the Financing Sources.  Each of the Parties may, to the extent legally allowed (a) extend the time for or waive the performance of any of the obligations or other acts of any other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, but only if such Party shall have delivered to the other Parties hereto a writing to such effect signed by such Party.

12.8                        Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.9                        Governing Law.  Subject to Section 12.18, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

12.10                 Consent to Jurisdiction.  SUBJECT TO SECTION 12.18, EACH OF THE PARTIES HERETO (a) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF (i) ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND (ii) ANY DELAWARE STATE COURT IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (c) AGREES THAT, SUBJECT TO SECTION 12.18, IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY OF THE TRANSACTIONS IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT UNLESS VENUE WOULD NOT BE PROPER UNDER RULES APPLICABLE IN SUCH COURTS.

12.11                 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12                 Mutual Drafting.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement of document.

12.13                 Other Properties.  Buyer agree and acknowledge that in addition to owning and operating the Company Property, Seller and/or Affiliates of Seller operate certain other hotel and casino properties and own certain other assets that are not located at, and not used exclusively for the operation of the business located at, the Company Property.  Except as otherwise set forth in this Agreement, the Parties agree that:  (i) Seller is not making any representations or warranties with respect to any such properties or assets; (ii) Seller is not assigning or transferring to Buyer any right, title or interest in, to or under any such assets or properties; and (iii) none of such assets or properties shall be subject to any restrictions by virtue of this Agreement.

12.14                 Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

12.15                 Specific Performance.  The Parties hereby acknowledge and agree that the failure of Buyer or Seller to perform their respective agreements and covenants hereunder, including failure to take all actions required hereunder to consummate the Transactions, will cause irreparable injury to Seller or Buyer, respectively, for which damages, even if available, will not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of injunctive relief (without requirement to post any bond or other security) by any court of competent jurisdiction to compel performance of each Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof, including the covenants, agreements and obligations of Buyer set forth in Section 6.22 (Financing).  For the avoidance of doubt, the Parties agree that Buyer or Seller may, subject to the term and conditions of this Agreement, seek to compel specific performance by Seller or Buyer, respectively, for the consummation of the Transactions.  Notwithstanding anything to the contrary in this Agreement, if all of the conditions under Section 7.1 and Section 7.2 (other than those conditions that may only be satisfied on the Closing Date; provided that such conditions are capable of being satisfied) have been satisfied on or prior to the Outside Date, or have been waived in whole or in part by Buyer or Seller, as applicable, prior to the Outside Date, and Buyer fails to effect the Closing in breach of its obligations hereunder, then (a) Seller shall have been caused irreparable harm, (b) money damages will be inadequate to remedy such harm, and (c) Seller shall be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including obtaining an order requiring specific performance by Buyer of the terms of this Agreement.

12.16                 Attorneys’ Fees.  In the event of litigation relating to the subject matter of this Agreement, the non-prevailing Party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs of such Party resulting therefrom.

12.17                 Conflicts and Privilege.  Buyer, Seller and the Company agree that notwithstanding any current or prior representation of Seller and/or its Affiliates by Mayer Brown LLP (“MB”), MB will be allowed to represent Seller or any of its Affiliates (which will no longer include the Company after the Closing) in any matter or dispute adverse to Buyer and its Affiliates (including, after the Closing, the Company) that either is existing on the date hereof or that arises in the future and in each case relates to this Agreement or the Related Documents, and, subject to the foregoing, Buyer does hereby, and agrees with respect thereto to cause its Affiliates (including, after the Closing, the Company) to, (a) waive any claim they have or may have that MB has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (on the one hand) and Seller or any of its Affiliates (on the other hand), MB may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or its Affiliates (including the Company) and even though MB may be handling ongoing matters for Buyer.  Buyer further agrees, and agrees to cause its Affiliates (including, after the Closing, the Company; provided, however, that MB shall be permitted to represent the Company pursuant to the terms of Section 12.17 of this Agreement) to agree, that, as to all privileged communications between or among MB and Seller and any of its Affiliates (including, prior to the Closing, the Company) that relate in any way to this Agreement, the transactions contemplated herby or the Company, its Affiliates or any of their respective operations for the period ending at the Closing, the attorney-client privilege and the expectation of client confidence belongs to, and may be controlled by, Seller and will not pass to or be claimed by Buyer or its Affiliates (including, after the Closing, the Company).  Accordingly, none of Buyer or its Affiliates (including, after the Closing, the Company) will have access to such communications from and after the Closing.  Notwithstanding the foregoing in this Section 12.17, if a dispute arises between Buyer or its Affiliates (including, after the Closing, the Company) and a third party other than a Party to this Agreement or its Affiliates after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by MB to such unaffiliated third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller.  This Section 12.17 will be irrevocable, and no term of this Section 12.17 may be amended, waived, or modified, without the prior written consent of Seller and Buyer.

12.18                 Financing Sources.

(a)                                 Notwithstanding anything to the contrary in this Agreement, none of the Company, the Seller, their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents (collectively, the “Seller Related Parties”) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, nor shall any of the Financing Sources have any obligations or liabilities to the Seller Related Parties, all of which are hereby waived. Notwithstanding the foregoing, nothing contained in this Section 12.18 shall limit in any manner any remedy of the Seller Indemnified Parties against Buyer or any of its respective successors or assigns (whether by merger, combination or other reorganization) under this Agreement, including any remedy against Buyer or any of its respective successors or assigns (whether by merger, combination or other reorganization) for breach of any arrangements related to the Debt Financing, the Debt Commitment Letters or any of the agreements entered into in connection with the foregoing, or any of the transactions contemplated hereby or thereby, or the performance of any services thereunder, but subject in all cases to the terms set forth in this Agreement.

(b)                                 Notwithstanding anything in this Agreement to the contrary, and without limiting Section 12.18(a) above, each Seller Related Party agrees (i) that any action, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in the courts of the State of New York sitting in New York County or the federal courts of the Southern District of New York and each Seller Related Party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring, or permit any of its Affiliates or Representatives to bring, any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.3 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final non-appealable judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) any such action shall be governed by the Laws of the State of New York and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 12.11.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Section 12.2, Section 12.7, Section 12.9, Section 12.10, Section 12.11 and this Section 12.18 may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

(d)                                 The Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 12.2, Section 12.7, Section 12.9, Section 12.10, Section 12.11 and this Section 12.18.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ISLE OF CAPRI CASINOS, INC.

By:
Name:

Title:

ISLE OF CAPRI MARQUETTE, INC.

By:
Name:

Title:

CQ HOLDING COMPANY, INC.

By:
Name:

Title:

[Signature Page to Stock Purchase Agreement]